Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

among

TECHPRECISION CORPORATION,

STADCO NEW ACQUISITION, LLC,

STADCO,

STADCO ACQUISITION, LLC,

THE STOCKHOLDERS OF STADCO,

and

DOUGLAS A. PALETZ, as Stockholders Representative

dated as of

October 16, 2020

Page

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
ARTICLE II PURCHASE AND SALE		5
2.1	Purchase and Sale of the Company Common Stock	5
2.2	Purchase Price	5
2.3	Withholding	5
ARTICLE III CLOSING		6
3.1	Closing	6
3.2	Actions at the Closing	6
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF Holdco and the Stockholders		7
4.1	Organization; Standing and Power	7
4.2	Authorization	7
4.3	No Conflicts	7
4.4	Ownership of Shares	7
4.5	No Brokers or Finders	8
4.6	Investment Matters	8
4.7	Full Disclosure	9
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		9
5.1	Organization; Standing and Power	10
5.2	Authority; Enforceability	10
5.3	No Conflicts	10
5.4	Authorized and Outstanding Stock	10
5.5	Subsidiaries	11
5.6	Financial Statements	11
5.7	Absence of Certain Developments	11
5.8	Litigation	12
5.9	Tax Matters	12
5.10	Title to Properties; Leased Real Property	16
5.11	Intellectual Property; Data Privacy	16
5.12	Material Contracts	18
5.13	Insurance Coverage	20
5.14	Employee Matters; ERISA	21

i

Page

5.15	Transactions with Affiliates	21
5.16	Environmental Matters	22
5.17	Corporate Records	22
5.18	Compliance with Laws; Permits	22
5.19	Customers and Suppliers	23
5.20	Government Contracting	23
5.21	No Brokers or Finders	24
5.22	Coronavirus Pandemic Matters	25
5.23	Disclosures	25
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		25
6.1	Organization; Standing and Power	25
6.2	Authority; Enforceability	26
6.3	No Conflicts	26
6.4	Legal Proceedings	26
6.5	Consideration Stock	26
6.6	SEC Filings	26
6.7	Shell Issuer Status	27
ARTICLE VII PRE-CLOSING COVENANTS		27
7.1	Access to Information	27
7.2	Conduct of Business of the Company	27
7.3	Acquisition Proposals	29
7.4	Efforts	29
7.5	Notice of Developments	29
ARTICLE VIII CONDITIONS TO CLOSING		29
8.1	Conditions to Obligations of the Purchaser and Parent	29
8.2	Conditions to Obligations of the Company, Holdco and the Stockholders	33
ARTICLE IX POST-CLOSING COVENANTS		34
9.1	Confidentiality; Covenant Not to Compete	34
9.2	Tax Matters	36
9.3	Releases	38
9.4	Public Announcements	39
9.5	SEC Reports	39

ii

Page

9.6	Transfer of Shares of Consideration Stock	39
9.7	Further Assurances	40
ARTICLE X termination		40
10.1	Termination	40
10.2	Effect of Termination	41
ARTICLE XI INDEMNIFICATION		41
11.1	Survival or Representations, Warranties and Covenants	41
11.2	Limitations on Liability	42
11.3	Indemnification	44
11.4	Defense of Claims	45
11.5	Payment of Indemnifiable Losses	46
11.6	Exclusive Remedy	47
ARTICLE XII GENERAL PROVISIONS		47
12.1	Expenses	47
12.2	Amendment	47
12.3	Waiver	47
12.4	Cumulative Remedies	47
12.5	Notices	48
12.6	Counterparts	48
12.7	Governing Law; Jurisdiction	48
12.8	Entire Agreement	48
12.9	No Third Party Rights	49
12.10	Titles and Headings	49
12.11	Assignment	49
12.12	Successors and Assigns	49
12.13	Severability	49
12.14	Waiver of Jury Trial	49
12.15	Certain Interpretive Matters and Definition	50
12.16	Stockholders Representative	50

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is dated as of October 16, 2020, and entered into by and among TechPrecision Corporation, a Delaware corporation (“Parent”), Stadco New Acquisition, LLC, a Delaware limited liability company (“Purchaser”), Stadco, a California corporation (the “Company”), and Stadco Acquisition, LLC, a California limited liability company (“Holdco”), each of the persons and entities listed on the signature pages hereto (each a “Stockholder”, and collectively, the “Stockholders”), and Douglas A. Paletz, as stockholders representative (the “Stockholders Representative”).

PRELIMINARY STATEMENTS:

A.            Parent is the sole member of the Purchaser;

B.            Holdco owns all of the issued and outstanding shares of common stock of the Company (the “Company Common Stock”);

C.            The Stockholders collectively own all of the issued and outstanding equity of Holdco; and

D.            Upon the terms and subject to the conditions set forth in this Agreement, Purchaser wishes to purchase, and Holdco wishes to sell, the Company Common Stock owned by Holdco at the Closing.

STATEMENT OF AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions

. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Business” means the business of manufacturing high-precision parts, assemblies, and tooling for aerospace, defense, research, and commercial sectors.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or the Commonwealth of Massachusetts, or is a day on which banking institutions located in the State of California or the Commonwealth of Massachusetts are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748).

“Code” means the Internal Revenue Code of 1986, as amended.

“Environmental Law” means any Law relating to (i) the pollution or protection of the environment or natural resources, or (ii) the use, storage, treatment, generation, transportation, handling, release or disposal of, or the protection of human health and safety from the presence of or exposure to, Hazardous Substances.

“GAAP” means United States generally accepted accounting principles applied consistently throughout the period involved.

“Governmental Authority” means any United States or foreign federal, state, provincial, regional, local or municipal legislative, executive or judicial department, commission, board, bureau, agency, office, tribunal, court or other instrumentality, governmental or quasi-governmental.

“Government Bid” means any quotation, bid or proposal by the Company or its Subsidiaries that, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any Contract for the sale of products or services, currently in performance or that has not been closed or remains subject to audit, between the Company or its Subsidiaries and a Governmental Authority, or entered into by the Company or its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority. Other Transaction Authority agreements, grants, and similar arrangements are also considered Government Contracts.

“Hazardous Substance” means any substance listed, defined, designated or classified as of the date hereof as hazardous, toxic, radioactive, a pollutant, a contaminant or words of similar meaning or regulatory effect under any Environmental Law, including petroleum or any derivative or byproduct thereof, asbestos, and polychlorinated biphenyls.

“Indebtedness” of any Person at any date means, without duplication, (i) all indebtedness of such Person for borrowed money whether short-term or long-term (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof on or prior to the Closing Date), (ii) any Liability evidenced by bonds, debentures, notes or similar instruments, (iii) any Liability to pay the deferred purchase price of property or services, (iv) any capitalized lease indebtedness or other indebtedness arising under conditional sales contracts and other similar title retention instruments, (v) all Liability in respect of letters of credit, acceptance credit or similar facilities, (vi) any outstanding or unsatisfied obligations under any interest rate swap, interest rate cap, interest rate collar, currency swap agreement, cap agreement, collar agreement or other hedging or derivative agreement or arrangement, (vii) all interest, fees, penalties, premiums or other costs or expenses that have been incurred or would be required to be incurred, in order to cancel or repay all Indebtedness at Closing, (viii) any obligations in respect of any long-term deferred compensation plans, (ix) any Liability associated with payments received in connection with the CARES Act or similar funds from federal, state, and local Governmental Entity relief programs established in response to the Coronavirus Pandemic, including any related interest, premiums, penalties, fees, costs, and expenses, and excluding any amounts that have been repaid or forgiven under the SBA Paycheck Protection Loans (“PPP Loans”), and (x) all obligations of such Person to guarantee any of the types of obligations referred to in the foregoing clauses (i) through (ix) on behalf of any other Person.

“Indemnity Cap” means $1,100,000.00

“Knowledge” means, with respect to the Company, the knowledge of the following individuals: Douglas A. Paletz, Babak Parsi, and Bret Matta. For purposes of this Agreement, any such individual shall be deemed to have knowledge of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter after reasonable investigation into such fact or other matter.

“Laws” means all United States and non-U.S. federal, state and local laws, statutes, rules, regulations, standards, requirements, rules and principles of common law, ordinances and codes, now or hereafter in effect, including any judicial and administrative interpretations thereof, and all Orders.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, covenant, condition, voting trust arrangement, equity, restriction, claim and any other claim or right of any third party of whatever kind or nature

“Material Adverse Effect” means a material adverse effect, individually or in the aggregate, on (i) the assets, properties, Liabilities, operations, business, or condition (financial or otherwise) of the Company or the Company Common Stock, or (ii) the ability of the Company, Holdco, or the Stockholders to perform their respective obligations hereunder.

“Order” means any order, injunction, judgment, decree, ruling, writ, arbitration decision or award, Permit or assessment of a Governmental Authority.

“Permit” means any permit, license, review, certification, approval, registration, consent, franchise, accreditation or other authorization issued pursuant to any Law.

“Permitted Liens” means (i) Liens for Taxes or assessments and similar charges, which either (a) are not delinquent or (b) are being contested in good faith and by appropriate proceedings, and for which adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the Company’s books with respect thereto, (ii) mechanics’, materialmen’s or contractors’ Liens or any similar statutory Lien or restriction for amounts not yet due or payable, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over real property which are not violated by the current use and operation thereof, (iv) covenants, conditions, restrictions, easements and other matters affecting the Company’s assets or properties which do not impair the occupancy or use, value or marketability of the property which they encumber, and (v) transfer restrictions under applicable securities Laws.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Personal Information” means information about an identifiable individual as defined in Privacy and Security Laws.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Preferred Stock Redemption” means the redemption or repurchase by the Company of each issued and outstanding share of its Class A Preferred Stock.

“Privacy and Security Laws” means all federal or state Laws relating to the use, disclosure, storage, maintenance, transmission, encryption, access to or privacy or security of, “personally identifiable information,” “personal data”, “sensitive personal information” or “personal information” or any other information that, whether on its own or together with any other information, could be used to identify, contact or locate any individual.

“Pro Rata Amount” means each Stockholder’s percentage beneficial interest in the Consideration Stock as set forth on Annex I hereto.

“Subsidiary” of a Person means any corporation more than fifty (50%) percent of whose outstanding voting securities, or any partnership, limited liability company joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person.

“Tail Policy” means a director and officer liability insurance policy covering those individuals who are or were officers, directors or managers (or equivalent) of the Company or any Subsidiary prior to the Closing for pre-Closing periods, and covering the period commencing on the Closing Date and ending no earlier than the sixth anniversary of the Closing Date, which policy shall be no less favorable to such individuals than the policy or policies maintained by the Company or its Subsidiaries immediately prior to the Closing for the benefit of such individuals.

“Tax” or “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities of any kind whatsoever, including any taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheat and unclaimed property obligations, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any obligations or Liabilities imposed by Law to pay amounts described in clause (a)(i) with respect to the obligations of another person, including under Treasury Regulations Section 1.1502-6 and analogous provisions of Law, and (iii) any obligations or Liabilities arising from any tax sharing or tax allocation agreement, arrangement or understanding or as a result of any liability of a predecessor entity or by virtue of being a transferee of any other person, by contract or otherwise.

“Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Tax Return” or “Tax Returns” means all federal, state and local and foreign returns, claims for refund, declarations, schedules, attachments, estimates, information statements, documents and reports relating to Taxes, and any amendments thereto.

“Transaction Agreements” means this Agreement and the other agreements and the other agreements contemplated hereby.

ARTICLE II
PURCHASE AND SALE

2.1           Purchase and Sale of the Company Common Stock. Upon and subject to the terms and conditions of this Agreement, at the Closing, Holdco will sell, assign, transfer and deliver to the Purchaser, free and clear of all Liens of whatever kind and nature, and the Purchaser will purchase and acquire from Holdco, all shares of the Company Common Stock, which shares represent all of the issued and outstanding shares of capital stock of the Company as of the Closing Date (the “Shares”).

2.2           Purchase Price. In consideration of the sale of the Shares by Holdco to the Purchaser, Parent, on behalf of Purchaser, shall deliver to Holdco an aggregate of 1,000,000 shares of Parent’s common stock (the “Consideration Stock”), with a value for purposes of this Agreement of $1,100,000.00 (the “Purchase Price”), subject to the prior written consent of Sunflower Bank to the transactions set forth herein. The Purchase Price shall be payable at the Closing as described in Section 3.2 below.

2.3           Withholding. Purchaser shall be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign Tax Law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from Holdco, the Stockholders and any other recipients of payments hereunder. Prior to deducting and withholding any amount hereunder, Purchaser shall provide notice to Holdco and the parties shall cooperate in good faith to determine whether there are any available exemptions from or reductions to any such required deductions or withholdings. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes as having been paid to the Person to whom the payment from which such withheld amount was made.

ARTICLE III
CLOSING

3.1           Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of the Purchaser, at any time following satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with this Agreement, as is determined by the Purchaser upon not less than two (2) Business Days’ notice to the Stockholders Representative. The parties shall take commercially reasonable efforts to satisfy all of the conditions to the obligations of the parties to consummate the transactions by December 1, 2020. The date of the Closing is referred to in this Agreement as the “Closing Date.” The Closing shall be effective as of 12:01 a.m. eastern U.S. time on the Closing Date (the “Effective Time”). The Closing need not be in person.

3.2           Actions at the Closing. At the Closing:

(a)           the Purchaser shall deliver to the Stockholders Representative the various certificates, instruments and documents referred to in Section 8.2 below;

(b)          Holdco, the Stockholders and/or the Company, as the case may be, shall deliver to the Purchaser the various certificates, instruments and documents referred to in Section 8.1 below;

(c)           in exchange for the issuance by the Parent of the Consideration Stock to Holdco in accordance with Section 3.2(e), Holdco shall deliver to the Purchaser a certificate or certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank;

(d)           if approved by Sunflower Bank prior to the Closing, Holdco shall pay Vanguard Electronics $120,000 in full satisfaction of the Indebtedness owed by the Company and its Subsidiaries to Vanguard Electronics; and

(e)           the Parent, on behalf of the Purchaser, shall:

(i)            issue to Holdco the Consideration Stock;

(ii)            issue to each Stockholder holding Indebtedness of the Company or its Subsidiaries (“Affiliate Indebtedness”), other than Vanguard Electronics, shares of Parent’s common stock in amounts set forth on Annex I attached hereto, satisfying such Affiliate Indebtedness; and

(iii)          if, and only if, Sunflower Bank does not approve of the payment set forth in Section 3.2(d), issue to Vanguard Electronics shares of Parent’s common stock in the amount set forth on Annex I attached hereto, satisfying the Indebtedness owed by the Company to Vanguard Electronics.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF Holdco and the Stockholders

Each Stockholder, severally and not jointly with any other Stockholder, represents and warrants and covenants to the Purchaser and Parent as of the date hereof and as of the Closing Date that:

4.1           Organization; Standing and Power. Holdco is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

4.2           Authorization. Holdco and each Stockholder have all requisite power to execute and deliver the Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Holdco has the full power to exchange, assign, transfer and deliver the Shares to the Purchaser, free and clear of all Liens. The Transaction Agreements have been or will be, as applicable, duly and validly executed and delivered by Holdco and each Stockholder and, assuming the due authorization, execution and delivery hereof by the Purchaser, constitute or will constitute, as applicable, a legal, valid and binding obligation of Holdco and each Stockholder enforceable against Holdco and each Stockholder in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar Laws relating to the enforcement of creditors’ rights generally.

4.3           No Conflicts. The execution and delivery by Holdco and each Stockholder of the Transaction Agreements to which Holdco or a Stockholder is a party does not, and the performance and consummation by Holdco and each Stockholder of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter, bylaws, partnership agreement or similar organization documents of Holdco or any Stockholder, if applicable; (b) conflict with or result in a violation or breach of any Laws or Orders applicable to Holdco or a Stockholder or any of Holdco’s or a Stockholder’s assets and properties or require any consent or approval of or any notice or filing with any Governmental Authority, regulatory body or other third party; or (c) conflict with or result in a violation or breach of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of, any note, bond, lease, license, agreement or other instrument or obligation to which Holdco or a Stockholder is a party or by which the Shares or Holdco’s or a Stockholder’s assets or properties are bound.

4.4           Ownership of Shares. Holdco is the sole record and beneficial owner of the Shares, free and clear of all Liens, other than restrictions on transfer under applicable securities Laws and the organizational documents of the Company. Other than the Shares, neither Holdco nor any Stockholder has any right, title or interest in or to, including the right to acquire, any shares, interest, options, warrants, debentures, convertible or other securities of the Company or any of its Subsidiaries. Holdco is not a party to any voting trust, proxy, or other agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to the Company Common Stock. Holdco and each Stockholder also confirms that the Company does not have, nor will have in the future, any obligation to Holdco or any Stockholder under the organizational documents of the Company. At the Closing, Holdco will transfer its entire right, title and interest in and to the Shares to the Purchaser.

4.5           No Brokers or Finders. Neither Holdco nor any Stockholder has incurred nor will incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of Holdco or a Stockholder, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement.

4.6           Investment Matters.

(a)            Holdco is acquiring the Consideration Stock for its own account with the present intention of holding the Consideration Stock for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Holdco is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, and has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Consideration Stock, and Holdco is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Consideration Stock. Holdco acknowledges that the Consideration Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities Law and understands and agrees that it may not sell or dispose of any of the Consideration Stock except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable federal, state or foreign securities Laws. Holdco and the Stockholders hereby acknowledge and agree that neither Parent nor Purchaser makes any representation or warranty on the actual value of the Consideration Stock.

(b)            Holdco acknowledges that (i) none of the offer, issuance, sale nor resale of the shares of Consideration Stock have been or are being registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and accordingly the Consideration Stock may not be offered for sale, sold, assigned or transferred unless (A) the transaction is subsequently registered under the Securities Act, (B) Holdco shall have delivered to Parent (if requested by Parent) an opinion of counsel with expertise in U.S. federal securities laws, in a form reasonably acceptable to Parent, to the effect that such shares of Consideration Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or an opinion of counsel shall otherwise have been delivered under Section 9.6; provided that no legal opinion shall be required for a transfer of the shares of Consideration Stock by Holdco to a Stockholder, or (C) Holdco provides Parent with reasonable assurance that such shares of Consideration Stock can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (iii) any sale of the Consideration Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Consideration Stock under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder.

(c)            Holdco acknowledges that it has had the opportunity to review the Transaction Agreements (including all exhibits and schedules thereto) and the Parent SEC Reports and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the offering of the Consideration Stock and the merits and risks of investing in the Consideration Stock; (ii) access to information about Parent and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(d)            Holdco is not acquiring the Consideration Stock as a result of any advertisement, article, notice or other communication regarding the Consideration Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e)            Holdco understands that the Consideration Stock will be issued pursuant to an exemption from registration under the Securities Act and applicable state securities laws, and except as set forth herein, the Consideration Stock, whether in certificated or book-entry form, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

4.7           Full Disclosure. To the Knowledge of each Stockholder, there is no event or circumstance which the Company, Holdco, or a Stockholder has not disclosed to Purchaser which could reasonably be expected to have a Material Adverse Effect.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each Stockholder, severally, and each of Holdco and, unless and until the Closing Date occurs, the Company, severally and not jointly, represents and warrants to the Purchaser and Parent as of the date of this Agreement and as of the Closing Date, subject to the exceptions as are specifically disclosed with respect to specific numbered and lettered subsections of this Article V in the Disclosure Schedules hereto, delivered herewith and dated as of the date hereof, as follows:

5.1           Organization; Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. The Company and each of its Subsidiaries has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted, to enter into and perform the Transaction Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property, or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to be so licensed or qualified would not have, or be reasonably likely to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of any term or provision of its certificate of incorporation or formation, by-laws, operating agreement, partnership agreement, stockholders agreement or similar governing documents, as applicable.

5.2           Authority; Enforceability. The Company has all requisite power and authority to execute and deliver the Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and all action required on the part of the Company for such execution, delivery and performance has been duly and validly taken. Assuming due execution and delivery by the Purchaser and Parent, the Transaction Agreements constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

5.3           No Conflicts. The execution and delivery by the Company of the Transaction Agreements to which it is a party does not, the performance and consummation by the Purchaser and Parent of the transactions contemplated hereby or thereby do not and will not (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter, bylaws, or similar organization documents of the Company, (b) conflict with or result in a violation or breach of any Laws or Orders applicable to the Company or the Company’s assets and properties or require any consent or approval of or any notice or filing with any Governmental Authority, regulatory body or other third party, or (c) conflict with or result in a violation or breach of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of, any note, bond, lease, license, agreement or other instrument or obligation to which the Company is a party or by which the Company’s assets or properties are bound.

5.4           Authorized and Outstanding Stock. Immediately prior to the consummation of the transactions to be effected at the Closing, the authorized and outstanding equity securities of the Company and the beneficial and record holders thereof are as set forth on Disclosure Schedule 5.4. There are no outstanding subscriptions, options, warrants, phantom rights, commitments, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of the Company. The Company does not have any obligation to purchase, redeem, or otherwise acquire any of its capital stock or other equity securities or any interests therein. All of the outstanding equity securities of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and were issued in accordance with all Federal and applicable state securities Laws, including the Securities Act. There are no transfer restrictions, rights of first refusal, co-sale rights, put or call rights or obligations with respect to the sale of the Company Common Stock hereunder, other than as set forth on Disclosure Schedule 5.4, which restrictions and rights have been terminated or waived in their entirety. There are no agreements of which the Company is aware relating to the voting of the Company’s voting securities or restrictions on the transfer of the Company’s capital stock.

5.5           Subsidiaries. Disclosure Schedule 5.5 sets forth a true and complete list of each Subsidiary of the Company as of the date hereof, each such Subsidiary’s jurisdiction of incorporation, organization or formation, its classification for U.S. federal and applicable state, provincial, local and foreign income Tax purposes, and its authorized, issued and outstanding shares or units of equity interests (including limited liability company interests), if any, that are not owned by the Company or a Subsidiary. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation. All such outstanding share or unit of equity interest owned by the Company or any of its Subsidiaries is owned free and clear of all Liens other than Permitted Liens. The Company owns 100% of the outstanding shares or other equity interests of the Subsidiaries, and other than the securities shown in Disclosure Schedule 5.5, no Person has or owns any right, title or interest in or to, including the right to acquire, any shares, interest, options, warrants, debentures, convertible or other securities of any Subsidiary.

5.6           Financial Statements. The consolidated financial statements of the Company and its Subsidiaries consisting of (i) an audited balance sheet as of December 31, 2018 and the related statements of income and cash flows for the year then ended (the “Audited Financial Statements”) and (ii) an unaudited, internally prepared balance sheet as of June 30, 2020 (the “Reference Balance Sheet”) and the related statement of income for the six-month period then ending, are set forth on Disclosure Schedule 5.6 (the “Interim Financial Statements”, and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and, in the case of the Audited Financial Statements, consolidated cash flows for the respective periods then ended in conformity with GAAP applied on a consistent basis during the periods referred to therein (except as may be indicated therein or in the notes thereto); provided, however, that the Interim Financial Statements are subject to normal year-end adjustments (which are not material individually or in the aggregate) and lack footnotes and other presentation items.

5.7           Absence of Certain Developments. Since the date of the Reference Balance Sheet, the Company and each Subsidiary has conducted its business only in the ordinary course consistent with past practice and except for general industry and economic conditions, there has been (i) no change in the condition (financial or otherwise) of the Company or in the assets, liabilities, business or prospects of the Company, including the Subsidiaries; (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock or other equity securities of the Company or any Subsidiary; (iii) no waiver of any valuable right of the Company or cancellation of any material debt or claim held by the Company or any Subsidiary; (iv) no increase in the compensation paid or payable to any officer or director of the Company or any Subsidiary; (v) no loss, destruction or damage to any property of the Company or any Subsidiary, whether or not insured; (vi) no employment or labor dispute involving the Company or any Subsidiary and no change in the personnel of the Company or any Subsidiary or the terms and conditions of their employment; (vii) no acquisition or disposition of any assets (or any contract or arrangement therefor), including any of the Company’s or any Subsidiary’s Intellectual Property Assets (as defined in Section 5.12 below), except in the ordinary course of business nor any other transaction by the Company or any Subsidiary otherwise than for fair value in the ordinary course of business; (viii) no change in accounting methods or practices of the Company or any Subsidiary; (ix) no loss of any significant supplier, customer, distributor or account of the Company or any Subsidiary that has or would reasonably be expected to result in a Material Adverse Effect; (x) no amendment or termination of any contract or agreement to which the Company or any Subsidiary is a party or by which it is bound that has or would reasonably be expected to result in a Material Adverse Effect; and (xi) no commitment (contingent or otherwise) to do any of the foregoing.

5.8           Litigation. There is no litigation or governmental proceeding or investigation pending or, to the Knowledge of the Company, threatened, by or against the Company or its Subsidiaries or affecting the Company’s or its Subsidiaries’ properties or assets, or against any officer, key employee or stockholder of the Company or its Subsidiaries in his or her capacity as such, nor, to the Knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted with any substantial chance of recovery. Neither the Company, its Subsidiaries nor any officer, key employee or stockholder of the Company or any Subsidiary in his or her capacity as such is, to the Knowledge of the Company, a party to or in breach or default with respect to any Order of any Governmental Authority. Disclosure Schedule 5.8 includes a description of all litigation, claims, proceedings or, to the Company’s Knowledge, investigations involving the Company or any of its Subsidiaries, or any of its or their respective officers, directors, stockholders or key employees in connection with the business of the Company or any Subsidiary occurring, arising or existing during the past three (3) years.

5.9           Tax Matters.

(a)            All Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries under applicable Laws have been timely filed. All such Tax Returns were correct and complete in all material respects and prepared in compliance with all applicable Laws. All Taxes due and owing by or with respect to the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)            The Company and each of its Subsidiaries has properly withheld on all amounts paid to any consultant, employee, creditor, stockholder or other third party, whether located inside or outside the United States and has paid over all such withheld amounts to the appropriate Governmental Authorities and complied with all reporting and recordkeeping requirements.

(c)            The Financial Statements reflect adequate reserves (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) for the payment of all Taxes of the Company and its Subsidiaries, accrued through the date of such financial statements, and the aggregate amount of unpaid Taxes of the Company and its Subsidiaries will not exceed such reserves as adjusted for the passage of time through the Closing in accordance with GAAP and for Taxes incurred or paid in the ordinary course of business or pursuant to transactions contemplated by this Agreement.

(d)            Neither the Internal Revenue Service nor any other Governmental Authority is now asserting or, to the Knowledge of the Company or any of the Stockholders, threatening to assert against the Company or any of its Subsidiaries any deficiency or claim for additional Taxes. The Company has made available to Purchaser true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against or agreed to by the Company and its Subsidiaries since January 1, 2015.

(e)            No claim has been made since January 1, 2015 in writing by Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries are or may be subject to taxation by that jurisdiction.

(f)            Neither the Company nor any of its Subsidiaries (i) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (ii) has granted to any person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iii) has received an inquiry regarding the filing of Tax Returns or paying Taxes (and, to the Knowledge of the Company and each of the Stockholders, there is no reasonable basis for any such inquiry to be made); or (iv) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction.

(g)            There are no Liens encumbering any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes (except where such security interests arise as a matter of Law prior to the due date for paying the related Taxes).

(h)            There has never been any audit of any Tax Return filed by the Company or its Subsidiaries, no such audit is in progress and neither the Company nor any of its Subsidiaries has been notified by any Tax authority that any such audit is contemplated or pending. No Governmental Authority has entered into or issued any closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes with or in respect of the Company or its Subsidiaries.

(i)            Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, plan or agreement, including, but not limited to, this Agreement, that could obligate it to make any payments that could be treated as an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code or the regulations thereunder (and any comparable provisions of tax Law).

(j)            Neither the Company nor any of its Subsidiaries is or will be after the Closing, a party to any Tax allocation, Tax sharing or similar agreement.

(k)            Neither the Company nor any of its Subsidiaries is, or has ever been, a member of an affiliated group filing a consolidated federal income Tax Return (or a member of a group of entities filing a consolidated, combined, unitary income Tax Return under comparable provisions of state, local or foreign Law). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person as a transferee or successor, by Contract, or otherwise.

(l)            The Company and its Subsidiaries are and have been at all times accrual method taxpayers. Neither the Company nor any of its Subsidiaries has been or will be required to include any adjustment in income subject to Tax for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to Closing, and there is no application pending with any Governmental Authority requesting permission for any changes in the accounting methods of the Company for Tax purposes.

(m)            Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of (i) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income tax Law) executed on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in Treas. Reg. section 1.1502 (or any corresponding or similar provision or administrative rule of federal, state, local, or foreign Law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date, (v) any change in method of accounting for a taxable period ending prior to the Closing Date, or (vi) any use of an improper method of accounting for a taxable period or portion thereof ending prior to the Closing Date.

(n)            Neither the Company nor any of its Subsidiaries has participated in a Section 355 transaction as either the “distributing corporation” or the “controlled corporation” within the meaning of Code Section 355(a)(1).

(o)            Neither the Company nor any of its Subsidiaries has, since their inception, (i) acquired assets from a C corporation in a transaction in which the Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary, and neither the Company nor any of its Subsidiaries is or will be liable for any obligation for Taxes under Section 1374 of the Code (or under any comparable or similar provision of state or local Law).

(p)            Neither the Company nor any of its Subsidiaries is or has been party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b). The Company and its Subsidiaries have disclosed on their respective federal income Tax Returns all positions taken therein that would give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(q)            No activity of the Company or any of its Subsidiaries gives rise, or may give rise, to the creation of a permanent establishment in any foreign country for Tax purposes. Neither the Company nor any of its Subsidiaries is the beneficiary of any Tax holiday, Tax abatement or other similar Tax benefit.

(r)            None of the assets of the Company or any of its Subsidiaries (i) constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (ii) are subject to a lease, safe harbor lease or other arrangement as a result of which such Company or Subsidiary, as applicable, is not treated as the owner of such assets for federal Income Tax purposes; or (iii) is subject to the limitations on “amortizable section 197 intangibles” described in Section 197(f)(9) of the Code or any similar comparable limitation under state, local or foreign Law.

(s)            The Company and its Subsidiaries have (i) filed or caused to be filed with the appropriate Governmental Authority all reports required to be filed with respect to any material unclaimed property and has remitted to the appropriate Governmental Authority all material unclaimed property required to be remitted, or (ii) delivered or paid all material unclaimed property to its original or proper recipient. No material asset or property, or material amount of assets or properties, of the Company or any of its Subsidiaries is escheatable to any Governmental Authority under any applicable Law, including uncashed checks to vendors, patients or employees, non-refunded over payments, credits, unused gift certificates or unused prepaid accounts.

(t)            All Taxes required to have been collected and paid on the sale of products or taxable services by the Company and its Subsidiaries (whether or not denominated as sales or use taxes) have been properly and timely collected and paid, or all sales tax exemption certificates or other proof of the exempt nature of sales of all products or services have been properly collected and, if required, submitted to the appropriate Governmental Authorities.

(u)            Neither the Company nor any of its Subsidiaries has (i) deferred the payment of any employment taxes under Section 2302 of the CARES Act or IRS Notice 2020-65, or (ii) claimed the “employment retention credit” within the meaning of Section 2301 of the CARES Act or any other Tax credit applicable to employment Taxes under the Families First Coronavirus Response Act of 2020.

(v)            For U.S. federal (and applicable state and local) income Tax purposes, (i) HoldCo is and has always been properly classified as a partnership within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(i), and (ii) the Company is properly treated as a domestic corporation taxed pursuant to subchapter C of the Code. None of the payments made to HoldCo pursuant to this Agreement are or will be subject to withholding Tax.

5.10         Title to Properties; Leased Real Property.

(a)            The Company and its Subsidiaries have good and valid title to, or in the case of leased property and assets has, to the Knowledge of the Company, a valid leasehold interest in, all of its property and assets (whether real, personal, tangible, or intangible), including such assets and properties reflected on the Reference Balance Sheet or acquired after the date of the Reference Balance Sheet, except for properties and assets sold since the date of the Reference Balance Sheet in the ordinary course of business. None of such property or assets is subject to any Liens other than Permitted Liens. As of the Closing, all of the tangible assets and properties of the Company and its Subsidiaries are located on the Leased Real Property. The assets, properties, and rights of the Company and its Subsidiaries constitute all of the assets, properties, and rights which are used in the operation of the Business and that are necessary or required for the conduct of the Business as currently conducted. The buildings, structures, equipment, and other assets of the Company and its Subsidiaries are generally suitable for the uses for which they are intended. The equipment, other assets, and the buildings and structure, of the Company and its Subsidiaries are structurally sound, in good operating condition and repair (including with respect to the performance of reasonable preventative maintenance) and are free of defects that would impact the continued use thereof by the Company and its Subsidiaries following the Closing in the conduct of normal operations. No Person other than the Company or its Subsidiaries owns, licenses, or leases any equipment or other tangible assets or properties used in or necessary to the operation of the Business.

(b)            The Company does not own any real property. Disclosure Schedule 5.10(b) sets forth a correct and complete list of all real property and interests in real property leased, subleased, or licensed by the Company or its Subsidiaries, including, as of the date hereof, the street address of each parcel and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel (each, a “Leased Real Property”). As of the date hereof the Company or its Subsidiary has valid leasehold estates or, as the case may be, valid leasehold interests, in all Leased Real Property, free and clear of all Liens other than Permitted Liens. As of the date hereof use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning Laws and is not subject to a “permitted non-conforming” use or structure classification. Neither the Company nor its Subsidiaries have granted any Person the right to use or occupy any portion of any parcel of Leased Real Property, and to the Knowledge of the Company, the Company has received no notice of any claim of any Person to the contrary. The Company has provided to the Purchaser a true, correct, and complete copy of each lease for Leased Real Property.

5.11         Intellectual Property; Data Privacy.

(a)            “Intellectual Property Assets” shall mean all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented), trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trade names, trademarks and service marks and related registrations and applications for registration, copyrights in both published and unpublished works, know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, and goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties, in each case, that are owned or purported to be owned by the Company or any of the Subsidiaries. Disclosure Schedule 5.11 sets forth all Intellectual Property Assets that are subject to any registration or application for registration.

(b)            Except as set forth on Disclosure Schedule 5.11, the Intellectual Property Assets (i) are subsisting, in full force and effect, have not been terminated, cancelled, expired, or abandoned, and are valid and, to the Company’s Knowledge, enforceable; (ii) have been prosecuted in accordance with all applicable Law; (iii) have been protected with commercially reasonable safeguards and security to maintain any trade secrets, and confidential or proprietary information; (iv) are not, to the Company’s Knowledge, the subject of any third party challenge, whether judicial, administrative or otherwise, as to ownership, registrability, validity or enforceability; and (v) have not been the subject of any written notice alleging that any are invalid or unenforceable or challenging ownership or registrability thereof; and (vi) include all the intellectual property rights reasonably required to conduct the Company’s and each Subsidiary’s business.

(c)            The conduct and operations of the business of the Company and the Subsidiaries as previously conducted, currently conducted, and currently proposed to be conducted does not infringe, misappropriate, or otherwise violate the patents, trademarks, copyrights, trade secrets, or other intellectual property rights of any Person. The Company has not (i) received any written notice alleging (x) infringement or notice of any other complaint that the Company’s operations traverse, infringe or misappropriate rights under any intellectual property of any third party, or (y) unfair trade practices or passing off of counterfeit goods; (ii) Knowledge of or reason to believe that there has been or will be any such traversal, infringement, misappropriation, unfair trade practices or passing off of counterfeit goods, or (iii) to the Company’s Knowledge, wrongfully employed any trade secrets or any confidential information or documentation proprietary to any former employer, or any other Person.

(d)            The Company and its Subsidiaries are and have at all times been in material compliance with all Privacy and Security Laws. Neither the Company nor any of its Subsidiaries has received any written complaints alleging a violation of any Privacy and Security Laws. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has made or suffered any unauthorized acquisition, access, use or disclosure of any personally identifiable information that, individually or in the aggregate, materially compromises the security or privacy of such personally identifiable information. The transactions set forth herein, and the execution, delivery and performance of this Agreement, will not result in the Company nor any of its Subsidiaries being in breach of any Privacy and Security Laws or the Company’s Data Protection Policies. Neither the Company nor any of its Subsidiaries is prohibited from providing to Purchaser the Personal Information that will be provided to Purchaser in connection with the transactions set forth herein.

(e)            The Company and its Subsidiaries maintain and use reasonable efforts to enforce policies and procedures regarding data security, privacy, data transfer and the use of data (the “Data Protection Policies”) that enable the Company and its Subsidiaries to comply in all material respects with all applicable Laws relating to data protection and the security of all information owned or used by the Company and its Subsidiaries (“Company Data”), including Privacy and Security Laws. The Data Protection Policies include, in accordance with applicable Law, reasonable administrative, technical, personnel, organizational and physical safeguards designed to safeguard the security, confidentiality and integrity of Company Data and to protect it against loss and unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, the Company Data has not been subject to any information security breach. The Company and its Subsidiaries are and have at all times been in material compliance with its Data Protection Policies.

(f)            The Company’s and its Subsidiaries’ information technology and computer systems (including computer software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, including personally identifiable information (“Company IT Systems”) are reasonably maintained by technically competent personnel, in accordance with reasonably prudent policies and procedures. The Company IT Systems are reasonably sufficient for the Company’s and its Subsidiaries’ current needs in the operation of the business of the Company and its Subsidiaries, and the Company and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information, including personally identifiable information, necessary to the conduct of the business of the Company and its Subsidiaries without disruption or interruption.

5.12       Material Contracts.

(a)          Disclosure Schedule 5.12, sets forth each of the following agreements, whether written or oral (each, a “Contract”), to which the Company or its Subsidiaries is a party or to which any of their assets are bound:

(i)            any Contract with any Material Customer or Material Supplier;

(ii)           any Government Contract or Government Bid;

(iii)          any trust indenture, mortgage, promissory note, loan or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(iv)          any Contract containing a covenant not to sue or limiting, or purporting to limit, the ability of the Company to compete in any line of business or with any Person or in any geographic area or market or to solicit or hire any Person;

(v)           any Contract that limits, or purports to limit, the ability of the Company to hire or attempt to hire any Person, excluding non-solicitation agreements entered into in the ordinary course of business;

(vi)          any settlement agreement executed by the Company since January 1, 2019 and related to any Proceeding;

(vii)         all Contracts licensing Intellectual Property to or from the Company, and all other agreements affecting the Company’s ability to use or disclose any Intellectual Property (other than licenses for generally available commercial, unmodified, “off the shelf” software used solely for the Company’s own internal use);

(viii)         each Related Party Agreement;

(ix)           each Contract providing for the purchase, maintenance or acquisition, of materials, supplies, merchandise, goods, services, equipment or other assets that provides for either (A) annual payments by the Company of $50,000 or more, or (B) aggregate payments by the Company of $100,000 or more;

(x)            each Contract providing for the sale or furnishing by the Company of materials, supplies, merchandise, goods, services, equipment or other assets that provides for either (A) annual payments to the Company of $50,000 or more or (B) aggregate payments to the Company of $100,000 or more;

(xi)           each Contract granting to any Person an option, first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of the Company or its Subsidiaries;

(xii)          each Contract providing for any offset, countertrade or barter arrangement;

(xiii)         each Contract containing a “most favored nation” pricing agreement, special warranties, agreements to take back or exchange goods, commitments to exclusively purchase or supply products or services from or to a particular vendor or customer, minimum purchase commitments, take or pay provisions, consignment arrangements or similar understandings with a customer or supplier;

(xiv)         each Contract involving a sales representative, broker or advertising arrangement, distributor, sales representative, reseller, or agency representative;

(xv)          each Contract involving a joint venture or partnership or involving the sharing of profits, losses, costs or Liability by the Company with any other Person;

(xvi)         each Contract involving management services, consulting services, support services or any other similar services;

(xvii)        each Contract involving the acquisition or disposition of any Person or business enterprise entered into at any time during the seven (7) years preceding the Closing Date;

(xviii)       each Contract granting a power of attorney to any Person;

(xix)         each Contract which the performance of, together with all other Contracts with the same party or group of affiliated parties, involves consideration in the aggregate in excess of $100,000;

(xx)           any Contract providing for warranty or indemnity terms obligating the Company with respect to its services and business (excluding customer agreements that do not materially deviate from the Company’s standard forms);

(xxi)         each Contract with any independent contractor or any similar service provider;

(xxii)        any requirements Contract;

(xxiii)       any collective bargaining Contract or other Contract with labor unions;

(xxiv)       any lease or other Contract relating to the Leased Real Property;

(xxv)        any lease of personal property providing for annual rentals of $25,000 or more; and

each other Contract that is material to the business of the Company (the Contracts described in clauses (i)-(xxv), each a “Material Contract” and collectively, the “Material Contracts”).

(b)            The Company has provided to the Purchaser true, correct and complete copies of each Material Contract. Except as disclosed on Disclosure Schedule 5.12, each Material Contract is a legal, valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally. There exists no material default or event of material default or material event, occurrence, condition or act, with respect to the Company or, to the Company’s Knowledge, with respect to the other contracting party or otherwise, that, with or without the giving of notice, the lapse of the time or the happening of any other event or condition, constitutes a default or breach by such Person thereunder or would reasonably be expected to (a) become a default or event of default under or breach or violation of any of the Material Contracts or (b) result in the loss or expiration of any right or option by the Company (or the gain thereof by any third party) under any of the Material Contracts. Upon the consummation of the transaction set forth herein, each Material Contract shall continue in full force and effect without penalty or other adverse consequence. With respect to each Material Contract: (i) neither the Company nor, to the Knowledge of the Company, any other party thereto is in default under, or in violation of, such Material Contract and no event has occurred that, with notice or lapse of time or both, would constitute such a default or violation, (ii) the Company has not released any of its rights under such Material Contract; and (iii) no party to such Material Contract has repudiated any of the terms thereof or threatened in writing to terminate, cancel or not renew such Material Contract.

5.13         Insurance Coverage. Disclosure Schedule 5.13 contains an accurate summary of the insurance policies currently maintained by the Company and its Subsidiaries, including the applicable coverage limits. There are currently no claims pending against the Company or its Subsidiaries under any insurance policies currently in effect and covering the property, business or employees of the Company and its Subsidiaries, and all premiums due and payable with respect to the policies maintained by the Company and its Subsidiaries have been paid to date. To the Company’s Knowledge, there is no threatened termination of any such policies or arrangements.

5.14        Employee Matters; ERISA. Except as set forth on Disclosure Schedule 5.14, neither the Company nor any of its Subsidiaries has in effect any employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements, bonus, retirement, severance, incentive or equity incentive or profit sharing plans or arrangements, or labor or collective bargaining agreements, written or oral (other than at-will employment agreements entered into in the ordinary course of business). To the Company’s Knowledge, none of the officers or other key employees of the Company or its Subsidiaries presently intends to terminate his or her employment. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Upon termination of the employment of any employees, neither the Company nor any of its Subsidiaries will be obligated to provide advance notice of termination of employment or be liable to any such employees for so-called “severance pay” or retiree health benefits. The Company and its Subsidiaries are in material compliance with the terms of all plans, and programs, including, without limitation, those and agreements listed on Disclosure Schedule 5.14, and each such plan, program or agreement is in compliance with all of the requirements and provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any similar foreign Laws, and the Code and is terminable in the discretion of the Company or its Subsidiary without liability to the Company or its Subsidiaries upon or following such termination. No such plan, or program has engaged in any “prohibited transaction” as defined in Section 4975 of the Code or has incurred any “accumulated funding deficiency” as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any such plan or program. Neither the Company nor any of its Subsidiaries has maintained, sponsored or contributed to any plan which is subject to Title IV of ERISA or Section 412 of the Code. At no time has the Company or its Subsidiaries contributed to or been obligated to contribute to any “multi-employer plan” as defined in Section 3(37) of ERISA. With respect to each plan listed on Disclosure Schedule 5.14, all required filings, including all filings required to be made with the United States Department of Labor, Internal Revenue Service, and any foreign Governmental Authority have been timely filed. Any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company or its Subsidiaries make, are obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

5.15         Transactions with Affiliates. Other than as set forth on Disclosure Schedule 5.15, there are no loans, leases or other continuing arrangements between the Company or its Subsidiaries on the one hand, and Holdco or any officer, director or direct or indirect equityholder of the Company or its Subsidiaries or any respective family member or affiliate of such officer, director or direct or indirect equityholder on the other hand (each, a “Related Party Agreement”).

5.16       Environmental Matters.

(a)            (i) to the Knowledge of the Company, the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all applicable Environmental Laws, (ii) since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notices or demand letters from any federal, state, local or foreign Governmental Authority alleging that the Company or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law, (iii) there are no actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries arising under Environmental Law, (iv) to the Knowledge of the Company, there has been no release of any Hazardous Substance from any properties owned or leased by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned or operated by the Company or any of its Subsidiaries that would give rise to liability under Environmental Law, (v) neither the Company nor any of its Subsidiaries has manufactured, transported, treated, managed, handled, disposed of, arranged for the disposal of, distributed, released or caused the release of any Hazardous Substance in violation of Environmental Law.

(b)            The Company has made available to Purchaser all material environmental assessments and reports (including Phase I and Phase II reports) in its or any of its Subsidiaries’ possession or control relating to the operation of the Company and/or any of its Subsidiaries or to any property owned or leased by the Company or any of its Subsidiaries.

5.17       Corporate Records. The corporate minute books of the Company accurately record all formal corporate action taken by its stockholders and board of directors and committees. The copies of the corporate records of the Company, as made available to the Purchaser for review, are true and complete copies of the originals of such documents.

5.18       Compliance with Laws; Permits.

(a)            The Company and its Subsidiaries are, and since January 1, 2017 have been, in material compliance with all Laws affecting the Company’s business.

(b)            The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Authority (the “Company Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted. All Company Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Authority threatening to suspend, revoke, withdraw or modify any such Company Permit. All surety bonds, letters of credit, or other instruments of financial assurance required in connection with any Company Permits are in good standing, are fully funded, and are issued in the name of the entity named on the Company Permit.

(c)            None of the Company and its Subsidiaries nor any of their respective officers, directors or employees (collectively with the Company and its Subsidiaries, the “Relevant Persons”), nor, to the Knowledge of the Company, any of their agents or representatives, in each case solely in the course of their actions for or on behalf of the Company and its Subsidiaries, have in the past five (5) years, violated any applicable provision of the Foreign Corrupt Practices Act of 1977 or any other anti-corruption or anti-bribery laws or regulations applicable to the Company or any of its Subsidiaries.

(d)            No Relevant Person has in the past five (5) years engaged directly or, to the Knowledge of the Company, indirectly in transactions: (i) with a person or entity resident in or organized under the laws of North Korea, Cuba, Iran, Syria, or the Crimea region, in each case in violation of applicable Sanctions; (ii) with any other person or entity that was then the target of restrictive U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or any other international sanctions regime to which the Company or any of its Subsidiaries is subject) (such applicable regimes, collectively, “Sanctions”), including any transactions with specially designated nationals or blocked persons designated by OFAC, in each case in violation of Sanctions; or (iii) otherwise prohibited by any applicable Sanctions.

5.19       Customers and Suppliers. Disclosure Schedule 5.19 sets forth (i) the ten (10) largest customers of the Company and its Subsidiaries (by revenue), taken together, for the twelve (12) month period ending on June 30, 2020 (the “Material Customers”), and (ii) the ten (10) largest suppliers of the Company and its Subsidiaries (by fees paid or payable), taken together, for the twelve (12) month period ending on June 30, 2020 (the “Material Suppliers”). Since January 1, 2020, no such customer or supplier listed on Disclosure Schedule 5.19 has provided the Company or any of its Subsidiaries notice (whether written or oral) that it will, may or intends to cancel, terminate or otherwise discontinue (including by not renewing any term of a Material Contract) its business relationship with the Company or its Subsidiaries or materially reduce the business that it conducts, or amend or supplement the terms on which it conducts business, with the Company and its Subsidiaries.

5.20       Government Contracting.

(a)            Neither the Company nor any of its Subsidiaries has (i) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Bid; (ii) been suspended or debarred from bidding on government Contracts by a Governmental Authority; (iii) been audited or investigated by any Governmental Authority with respect to any Government Contract or Government Bid; (iv) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid; (v) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract or Government Bid; or (vi) had any Government Contract or Government Bid terminated (or threatened to be terminated) by any Governmental Authority or any other Person for default or failure to perform. The Company has established and maintains adequate internal controls and policies for compliance with its Government Contracts. All costs, prices and pricing discounts have been properly recorded, reported to and credited to the customer and all invoices and all submissions of cost or pricing data, claims for payment, reimbursement or adjustment submitted by the Company were current, accurate and complete in all material respects as of their respective submission dates. There has not been any disallowance, withholding or setoff of any material payments due to the Company pertaining to a Government Contract. There have been no material claims or disputes in connection with the Company’s or its Subsidiaries’ Government Contracts or Government Bids. To the Knowledge of the Company, there have been no allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any of the Company’s or its Subsidiaries’ Government Contracts or Government Bids. There is no basis for a claim for any material refund, reimbursement or rate adjustment, including any cost disallowances or price adjustments, through audit or otherwise, with respect to any of the Government Contracts. Neither the Company nor any of its Subsidiaries, officers, senior management, or employees have (x) used any funds of the Company or its Subsidiaries to offer or provide any kickback, bribe, or unlawful gift or gratuity, or (y) made any unlawful expenditures relating to political activity (in each case (x) or (y), an “Unlawful Payment”). Neither the Company nor its Subsidiaries have received notice of any Unlawful Payment and the Company and its Subsidiaries have controls to detect and prevent, if possible, any such Unlawful Payments. The Company and its Subsidiaries have complied in all material respects with the U.S. Department of Defense requirements for safeguarding covered defense information and cyber incident reporting.

(b)            Since January 1, 2017, the Company and its Subsidiaries (i) are and have been in material compliance with all security requirements contained in the National Industrial Security Program Operating Manual, issued by the U.S. Department of Defense, (ii) have had reasonable access controls preventing foreign employees from accessing material information restricted to authorized persons, and (iii) are and have been is in material compliance with the U.S. Department of Commerce National Institute of Standards and Technology Special Publication 800-171 (protecting controlled unclassified information in nonfederal systems and organizations), Revision 1 published December 2016, and the final rule of 48 CFR § 252.204-7012 (safeguarding covered defense information and cyber incident reporting) effective October 21, 2016, as may be updated through the date of closing.

(c)            Neither the Company nor any of its Subsidiaries have made any mandatory disclosure under Federal Acquisition Regulations Subpart 3.1003 or Federal Acquisition Regulations clause 52.203-13 including with respect to credible evidence of a violation of federal criminal Law involving fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract, and there are no facts that would require such a mandatory disclosure.

5.21        No Brokers or Finders. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or its Subsidiaries, stockholders or its affiliates.

5.22       Coronavirus Pandemic Matters.

(a)            Disclosure Schedule 5.22(a) sets forth all loans received by the Company under the CARES Act, including any PPP Loans. The Company has provided to the Purchaser true, correct, and complete copies of all documents received by the Company or its Subsidiaries with respect to any such PPP Loans. Except as set forth on Disclosure Schedule 5.22(a), the Company and its Subsidiaries are in full compliance with the terms of the PPP Loans, including the applicable requirements governing the Company’s or its Subsidiaries’ application for PPP Loans and all related certifications, and all such related certifications were, and are currently, true and correct. The Company and its Subsidiaries are in compliance in all material respects with all requirements for the PPP Loans to allow the PPP loans to be forgiven in full, and the Company expect that the Company and its Subsidiaries will remain in compliance in all material respects with all such requirements. The Company and its Subsidiaries have used all of the proceeds of the PPP Loans only for the purposes permitted under the applicable Laws promulgated under the CARES Act or other rulemaking with respect to the PPP Loans.

(b)            Other than the PPP Loans set forth on Disclosure Schedule 5.22(a), if any, the Company and its Subsidiaries have not received any other loans, grants, or funding from any government programs or any other third person as a result of or in connection with the Coronavirus Pandemic.

5.23       Disclosures. Neither this Agreement, nor any other agreement, document or written statement made by the Company and furnished by the Company to the Purchaser or Parent in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading in the light of the circumstances in which they were made. To the Knowledge of the Company, there is no material fact directly relating to the business, operations, condition or prospects of the Company (including any competitive developments, but other than facts which relate to general economic or industry trends or conditions) that could reasonably be expected to have a Material Adverse Effect that has not been set forth in this Agreement or in any Disclosure Schedule hereto.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants as of the date of this Agreement and as of the Closing Date as follows:

6.1          Organization; Standing and Power. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

6.2          Authority; Enforceability. Each of the Purchaser and Parent has all requisite power and authority to execute and deliver the Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and all action required on the part of the Purchaser and Parent for such execution, delivery and performance has been duly and validly taken. Assuming due execution and delivery by the Company, Holdco, and each of the Stockholders, as applicable, the Transaction Agreements to which the Purchaser or Parent is a party constitutes the legal, valid and binding obligation of the Purchaser or Parent, as applicable, enforceable against the Purchaser or Parent, as applicable, in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

6.3          No Conflicts. The execution and delivery by each of the Purchaser and Parent of the Transaction Agreements to which it is a party does not and the performance and consummation by each of the Purchaser and Parent of the transactions contemplated hereby or thereby do not and will not (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of formation or operating agreement of the Purchaser or the certificate of incorporation or bylaws of Parent; (b) conflict with or result in a violation or breach of any Laws or Orders applicable to the Purchaser, Parent or any of the Purchaser’s or Parent’s assets and properties or require any consent or approval of or any notice or filing with any Governmental Authority, regulatory body or other third party; or (c) conflict with or result in a violation or breach of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of, any note, bond, lease, license, agreement or other instrument or obligation to which the Purchaser or Parent is a party or by which the Purchaser’s or Parent’s assets or properties are bound.

6.4          Legal Proceedings. There is no action, suit, claim, proceeding or investigation pending or threatened against or involving the Purchaser, Parent or their respective assets or properties in a matter that would adversely affect their ability to perform their obligations under the Transaction Agreements to which it they are a party, and neither the Purchaser nor Parent knows of no reasonable basis for any of the foregoing.

6.5          Consideration Stock. The shares of Consideration Stock issuable hereunder will, upon issuance, be validly issued, fully paid and nonassessable, and free and clear of any Liens or other encumbrances (other than restrictions under securities laws); however, Parent and Purchaser make no representation or warranty on the actual value of the Consideration Stock.

6.6          SEC Filings. Parent has timely filed with or furnished to, as applicable, the Securities and Exchange Commission (“SEC”) all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2020 (reports filed in compliance with the time period specified in Rule 12b-25 promulgated under the Exchange Act shall be considered timely for this purpose) (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of proxy statements, on the dates of the relevant meetings), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Exchange Act, and the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. As of immediately prior to the Effective Time, there is adequate current public information with respect to Parent pursuant to Rule 144(c)(1) under the Securities Act.

6.7            Shell Issuer Status. Parent is not currently a “shell company”, as defined by Rule 12b-2 under the Exchange Act, or an issuer of the type described in Rule 144(i)(1)(i) under the Securities Act, and at least one year has elapsed from the date Parent filed “Form 10 Information,” as defined under Rule 144(i)(3), with the SEC.

ARTICLE VII
PRE-CLOSING COVENANTS

7.1            Access to Information. Prior to the Closing, upon reasonable notice from the Purchaser to the Company, the Company will afford to the officers, attorneys, accountants or other authorized representatives of the Purchaser reasonable access during normal business hours to the employees, properties, facilities, contracts and the books and records of the Company and its Subsidiaries so as to afford the Purchaser full opportunity to make such review, examination and investigation of the Company and its Subsidiaries as the Purchaser may desire to make. The Purchaser will be permitted to make extracts from or to make copies of such books and records as requested in connection therewith. With respect to any action required to be taken or prohibited from being taken hereunder by or with respect to any Subsidiary, the Company, Holdco, and the Stockholders shall, with respect to actions required to be taken, cause such Subsidiary to take such action, and with respect to any acts prohibited to be taken, cause such Subsidiary not to take such action.

7.2            Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company and the Subsidiaries agree (unless required to take such action pursuant to this Agreement or the Purchaser shall give its prior consent in writing) to carry on its business in the usual, regular and ordinary course of business consistent with past practice, and to, and institute all policies to, (i) preserve intact its present business organization and the rights and privileges pertinent to the Business, (ii) keep available the services of its present directors, officers, employees and consultants, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing business at the Closing. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall not do, cause or permit any of the following with respect to itself or its Subsidiaries, without the prior written consent of the Purchaser:

(a)           issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional equity securities of any class, or securities convertible into equity securities, or any rights, warrants or options to acquire any such shares or other convertible securities;

(b)           redeem, purchase or otherwise acquire any outstanding shares of equity securities or permit the transfer of any equity securities of the Company or any Subsidiary, other than the Preferred Stock Redemption;

(c)           propose or adopt any amendment to its articles of incorporation or bylaws or similar organizational or constituent documents or authorize or adopt a plan of complete or partial dissolution;

(d)           except in the ordinary course of business, incur any Indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Person;

(e)           increase in any manner the rate or terms of compensation of any of its directors, officers and other employees, except such increases as are granted in the ordinary course of business consistent with past practice, or enter into any employment, severance or collective bargaining agreement;

(f)           except in the ordinary course of business, (i) sell, transfer or otherwise dispose of any of its property or assets or (ii) mortgage or encumber any of its property or assets;

(g)          enter into, modify or amend, or terminate any Material Contract, except in the ordinary course of business;

(h)          declare, set aside or pay any dividend or other distribution in respect of Company Common Stock or other equity securities, other than in connection with the Preferred Stock Redemption;

(i)            enter into any agreement or commitment involving an aggregate capital expenditure or commitment exceeding $50,000;

(j)            make any change in accounting methods, principles or practices, except as may be required by a change in standard accounting principles, GAAP or applicable Law;

(k)           make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any Subsidiary for any period ending on or after the Closing Date or decreasing any Tax attribute of the Company or any Subsidiary existing on the Closing Date;

(l)            accelerate collection of any accounts receivable, prepay or accelerate payment of any Indebtedness, delay payment of payables, change credit practices or do anything to materially and adversely affect the relationship of customers or suppliers;

(m)          take any action that would intentionally result in a breach of the representations and warranties contained in Article V of this Agreement; or

(n)            agree in writing to take any of the foregoing actions.

7.3          Acquisition Proposals. From and after the date of this Agreement, the Company, Holdco, the Subsidiaries and each of the Stockholders shall not, and shall not authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by, the Company, Holdco, any Subsidiary or such Stockholder to, solicit, initiate, negotiate, or encourage submission of any proposal or offer (including by way of furnishing information) from any Person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal other than this Agreement. As used in this Agreement, “Acquisition Proposal” shall mean (i) any proposal for a merger or other business combination involving the Company; (ii) any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company; or (iii) any proposal to acquire any interest in the Shares.

7.4          Efforts. The Company, Holdco, the Stockholders and the Purchaser will use his, her, or its commercially reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by the Transaction Agreements (including satisfaction, but not waiver, of the Closing conditions set forth in Article VIII).

7.5          Notice of Developments. Each party will give prompt written notice to the other parties of any material adverse development causing a breach of any of such Person’s representations and warranties set forth herein. No disclosure by any party pursuant to this Section 7.5, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

ARTICLE VIII
CONDITIONS TO CLOSING

The obligations of the parties to effect the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions:

8.1          Conditions to Obligations of the Purchaser and Parent. The obligations of Purchaser and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties of the Company, Holdco and the Stockholders. The representations and warranties of the Company, Holdco and each Stockholder (i) contained in 4.1, 4.2, 4.4, 5.1, 5.2, 5.3, and 5.4 shall be true and correct in all respects and (ii) contained in all other representations and warranties shall be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect), in each case as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of the Company which address matters only as of a particular date, as of such date).

(b)           Agreements and Covenants. The Company, Holdco and each Stockholder shall have performed and complied with each agreement, covenant and obligation required by it pursuant to the Transaction Agreements to which it is a party to be so performed or complied with by the Company, Holdco or such Stockholder at or before the Closing.

(c)           No Material Adverse Effect. No Material Adverse Effect or event, occurrence, circumstance or condition that would reasonably be expected to result in a Material Adverse Effect shall have occurred since the date of this Agreement.

(d)           Officer’s Certificates. The Company shall have delivered to the Purchaser a certificate, dated the Closing Date and executed by the Company’s President or any Vice President, as applicable, certifying as to the fulfillment of the conditions specified in Sections 8.1(a), 8.1(b) and 8.1(c).

(e)           Secretary’s Certificate. The Secretary of each of the Company shall have delivered to the Purchaser at the Closing a certificate stating that all board of directors and stockholder approvals necessary to consummate the transactions contemplated by this Agreement have been obtained and attaching thereto: (i) a copy of the articles of incorporation and bylaws (each, as amended through the Closing) of the Company, certified by the Secretary of the Company as the true and correct copies thereof as of the Closing; (ii) a certificate, dated within three (3) Business Days of Closing, of the Secretary of State of the State of California establishing that the Company is in existence and is in good standing to transact business; and (iii) a copy of the resolutions of the board of directors and the stockholders of the Company evidencing the approval of the Transaction Agreements to which it is a party and the transactions contemplated hereby and thereby.

(f)           Third Party Consents. Any and all consents or waivers required from third parties relating to the Transaction Agreements or any of the other transactions contemplated thereby shall have been obtained, including, but not limited to, any consents related to any “change of control,” “potential change of control” or similar provision in any contract to which the Company is a party.

(g)           Resignations. Written resignations effective as of the Closing Date of the directors (or equivalent) and officers of the Company as the Purchaser shall designate.

(h)           Preferred Stock Redemption. At the Closing, there are no holders of the Company’s Class A Preferred Stock.

(i)           Agreement with Five Crowns. The Company shall have reached an agreement with Five Crowns, at a substantial discount to the total amount of the monetary claims made by, and liabilities owed to, Five Crowns, in form and on terms satisfactory to the Purchaser, whereby Five Crowns represents and warrants it has not transferred any of its shares of the Company’s Class A Preferred Stock, waives any and all right, title and interest to the Company and any rights under its agreements with the Company including all fees owed to it by the Company and provides the Company and its Subsidiaries with a general release, along with a release of the Company and its Subsidiaries from all obligations related to the payment of fees, interest, Indebtedness, any options or warrants to purchase equity securities of the Company (including but not limited to Company Common Stock or the Company’s Class A Preferred Stock), and any conversion rights related to equity securities of the Company (including but not limited to Company Common Stock or the Company’s Class A Preferred Stock), and confirms that Five Crowns no longer owns any capital stock, warrants, or other equity securities of the Company. Five Crowns shall have also agreed to the return any certificates representing its Class A Preferred Stock or lost stock affidavits for such certificates in form reasonably acceptable to Purchaser.

(j)           Sunflower Bank Agreement. The Company shall have entered into an agreement with Sunflower Bank to fully satisfy the Indebtedness owed by the Company and its Subsidiaries to Sunflower Bank, at a substantial discount to the total amount of the monetary claims made by, and liabilities owed to, Sunflower Bank, in form and terms acceptable to the Purchaser in its sole discretion. The Company shall also have received written approval of the transactions set forth herein from Sunflower Bank in form satisfactory to Purchaser in its sole discretion.

(k)          Stockholder Lender Agreements. The Company, Purchaser and Parent shall have entered into an agreement with each Stockholder that holds Affiliate Indebtedness whereby (i) such Stockholder waives any accrued interest on such Affiliate Indebtedness and (ii) such Stockholder agrees that such Affiliate Indebtedness will be satisfied at the Closing by issuing such Stockholder shares of Parent’s common stock as set forth Annex I attached hereto.

(l)           Satisfactory Diligence. Purchaser shall have concluded its due diligence investigation, and be satisfied with the results thereof, of the Company, its Subsidiaries and their assets and properties and all other matters related to the foregoing, which shall include but not be limited to the following:

(i)            interviews with Sikorsky, Spirit, Boeing, and Raytheon; and

(ii)           inspection of the Company’s plant and facilities.

(m)         Opening Balance Sheet. Purchaser shall have received from its chosen auditor an opening audited balance sheet of the Company and its Subsidiaries, dated the day prior to the Closing Date, that does not include any entries other than those items accrued in the ordinary course of business consistent with past practices of the Company and its Subsidiaries and Purchaser, in its sole discretion, is satisfied with the state of the Company’s financial statements in all respects. If the Company’s Mexican Subsidiary is closed prior to the Closing, or is to be closed, Purchaser shall have received from its chosen auditor, advice that there is no Liability to the Company for such closing under applicable Law, or if there is potential Liability to the Company for such closure, the Purchaser deems such Liability risk to the Company to be acceptable to the Purchaser in its sole discretion.

(n)           No Actions or Proceedings. No claim, action, suit, investigation or proceeding shall be pending or threatened before any Governmental Authority which presents a risk of the restraint or prohibition of the transactions contemplated by this Agreement.

(o)           Government Approvals. All Permits, Orders of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(p)           Employment Agreements. Each of Douglas A. Paletz, Babak Parsi and Bret Matta shall have entered into an employment agreement with the Company in a form acceptable to the Purchaser and all other current employment contracts have been accepted by Purchaser.

(q)           Lease Agreement. The Company shall have entered into a new or amended lease agreement with Omninet Broadway North LLC whereby any rent owed by the Company for periods prior to the Closing is forgiven and the annual rental rate under such lease is no more than $450,000 (including taxes and all escalations to date), all on terms satisfactory to the Purchaser.

(r)            Stock Power. Holdco shall have delivered to Purchaser a stock power duly executed in blank by Holdco, in a form reasonably acceptable to the Purchaser, with respect to the Shares to be sold by Holdco to the Purchaser pursuant to this Agreement.

(s)           FIRPTA Certificate. Holdco shall have delivered to Purchaser a non-foreign affidavit in form and substance required under Section 1.1445-2(b) of the Treasury Regulations stating that such Stockholder is not a “foreign person” as defined in Section 1445 of the Code.

(t)            IRS Form W-9. Each Stockholder shall have delivered to Purchaser a properly completed and duly executed IRS Form W-9.

(u)           Bank Accounts. The Purchaser shall have received evidence that the Company has changed the authorized signatures on its respective bank accounts listed on Schedule 8.1(u) to the Persons designated by the Purchaser.

(v)           Affiliate Agreements. The Purchaser shall have received evidence of termination of any agreements listed on Disclosure Schedule 5.15 designated by the Purchaser.

(w)          Minute Books. The Purchaser shall have received the original minute books and transfer records of the Company.

(x)           Tail Policy. The Purchaser shall have received evidence that the Tail Policy will be in effect as of the Closing Date.

8.2          Conditions to Obligations of the Company, Holdco and the Stockholders. The obligations of the Company, Holdco and the Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Stockholders Representative’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Agreements of the Purchaser. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct except to the extent that would not cause a Material Adverse Effect, in each case as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing (or, in the case of representations and warranties of the Company which address matters only as of a particular date, as of such date).

(b)           Agreements and Covenants. The Purchaser and Parent shall have performed and complied in all respects with each agreement, covenant and obligation required by the Transaction Agreements to be so performed or complied with by the Purchaser and Parent at or before the Closing.

(c)           Officer’s Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date and executed by the Purchaser’s President or any Vice President, as applicable, certifying as to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b).

(d)           Secretary’s Certificate. The Secretary of the Purchaser shall have delivered to the Company at the Closing a certificate stating that all board of directors approvals necessary to consummate the transactions contemplated by this Agreement have been obtained and attaching thereto: (i) a copy of the certificate of incorporation and bylaws (as amended through the Closing), certified by the Secretary of the Purchaser as the true and correct copies thereof as of the Closing; (ii) a certificate, dated within three (3) Business Days of Closing, of the Secretary of State of Delaware establishing the Purchaser is in existence or qualified to do business therein and otherwise is in good standing to transact business; and (iii) a copy of the resolutions of the board of directors evidencing the approval of the Transaction Agreements to which it is a party and the transactions contemplated thereby.

(e)           Third Party Consents. Any and all consents or waivers required from third parties relating to the performance by the Purchaser of its obligations hereunder shall have been obtained.

(f)            No Actions or Proceedings. No claim, action, suit, investigation or proceeding shall be pending or threatened before any Governmental Authority which presents a risk of the restraint or prohibition of the transactions contemplated by this Agreement.

(g)           Government Approvals. All Permits, Orders of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(h)           Agreement with Five Crowns. The Company shall have reached an agreement with Five Crowns in form and on terms satisfactory to the Purchaser and the Company, whereby Five Crowns represents and warrants it has not transferred any of its shares of the Company’s Class A Preferred Stock, waives any and all right, title and interest to the Company and any rights under its agreements with the Company including all fees owed to it by the Company and provides the Company and its Subsidiaries with a general release, along with a release of the Company and its Subsidiaries from all obligations related to the payment of fees, interest, Indebtedness, any options or warrants to purchase equity securities of the Company (including but not limited to Company Common Stock or the Company’s Class A Preferred Stock), and any conversion rights related to equity securities of the Company (including but not limited to Company Common Stock or the Company’s Class A Preferred Stock), and confirms that Five Crowns no longer owns any capital stock, warrants or other equity securities of the Company. Five Crowns shall have also agreed to the return any certificates representing its Class A Preferred Stock or lost stock affidavits for such certificates in form reasonably acceptable to Purchaser, or failing such agreement, the Purchaser and Company have agreed  to a different course of action as to Five Crowns.

(i)            Sunflower Bank Agreement. The Company shall have entered into an agreement with Sunflower Bank to fully satisfy the Indebtedness owed by the Company and its Subsidiaries to Sunflower Bank in an amount acceptable to the Purchaser in its sole discretion. The Company shall also have received written approval of the transactions set forth herein from Sunflower Bank in form satisfactory to Purchaser in its sole discretion.

ARTICLE IX
POST-CLOSING COVENANTS

9.1          Confidentiality; Covenant Not to Compete.

(a)           Holdco and each Stockholder acknowledge that Holdco and each Stockholder has or may have access to Confidential Information (as defined below) and that such Confidential Information does and will constitute valuable, special and unique property of the Purchaser. Holdco and each Stockholder agrees that from and after the Closing Date, Holdco and each such Stockholder will not, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Purchaser or the Company, or use or otherwise exploit for Holdco’s or such Stockholder’s own benefit or for the benefit of anyone other than the Purchaser or the Company, any Confidential Information. Neither Holdco nor any Stockholder shall have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, Holdco or such Stockholder, as applicable, shall, to the extent legally permissible, provide the Purchaser with prompt notice of such requirement prior to making any disclosure so that the Purchaser may seek an appropriate protective order. For purposes of this Section 9.1, “Confidential Information” shall mean any confidential information with respect to the Business, including, without limitation, methods of operation, customers, and customer lists, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, or (ii) becomes generally available to the public other than as a result of a disclosure by Holdco or a Stockholder not otherwise permissible hereunder.

(b)           Holdco and each Stockholder hereby agree that, for a period of three (3) years after the Closing Date such Person will not, directly or indirectly (including without limitation through Subsidiaries or Affiliates or by contract), as a partner, joint venturer, employer, employee, consultant, shareholder, principal, manager, agent or otherwise, own, manage, operate, finance, join, control or participate or lend money or such Person’s reputation to any business, whether in corporate, limited liability company or partnership form or otherwise, which in any way engages in any business that competes with the Business as carried on or proposed to be carried on at the Closing Date in any state, province, country or other jurisdiction in which the Business is conducted or proposed to be conducted as of the Closing Date; provided, however, that (i) nothing herein shall be construed to prevent any such Person from holding as a passive investment not more than two percent (2%) of the shares in any company whose shares are quoted on any stock exchange or inter-dealer quotation system, (ii) the foregoing provisions shall not in any way limit or mitigate such Person’s confidentiality obligations herein and (iii) such three (3) year period will be extended by and for the duration of any period of time during which such Person is in violation of any provision of this Section 9.1(b).

(c)           Holdco and each Stockholder hereby agree that, for a period of three (3) years after the Closing Date such Person will not, directly or indirectly (including without limitation through Subsidiaries or Affiliates or by contract), as a partner, joint venturer, employer, employee, consultant, shareholder, principal, manager, agent or otherwise, (i) induce or attempt to induce, or cause any officer, director or employee of the Purchaser or any of its Subsidiaries (including the Company) to leave the employ of or existing relationship with the Purchaser or such Subsidiary, or in any way materially interfere with the relationship between such Person, on the one hand, and any such officer, director or employee, on the other hand; or (ii) induce, or attempt to induce, any customer, salesperson, reseller, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other Person transacting business with the Purchaser or such Subsidiary to reduce or cease doing business with such Person, or in any way to interfere with the relationship between any such customer, salesperson, reseller, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or business relation, on the one hand, and the Purchaser or such Subsidiary, on the other hand; provided, however, that such three (3) year period will be extended by and for the duration of any period of time during which Holdco or such Stockholder, as applicable, is in violation of any provision of this Section 9.1(c). The foregoing restrictions shall include any Person who was an officer, director, employee, customer, salesperson, reseller, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other Person transacting business with the Purchaser or any of its Subsidiaries (including the Company) at any time within six (6) months prior to the Closing Date or during such three (3) year period after the Closing Date.

(d)           The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(e)           Holdco and each Stockholder hereby further acknowledge and agree that, in view of the nature of the Business and the business objectives of the Purchaser in acquiring the Company and the consideration paid to Holdco or such Stockholder therefor, the scope of business, territorial and time limitations contained in this Section 9.1 are reasonable and properly required for the adequate protection of the Purchaser. The parties hereto intend that the covenants of this Section 9.1 be (i) enforceable to the maximum extent permitted by Law, and (ii) severable, and, if any reviewing court determines that any such covenant is unenforceable, invalid or of excessive duration or scope, such determination shall not affect the enforceability of any other covenants herein or the enforceability of the like covenants of Holdco and any Stockholder not a party to the action in which such determination was made; further, in the event of any such determination, the parties authorize such court to (i) reform the unenforceable, invalid or excessive provisions, and (ii) impose such restrictions as reformed, as it deems reasonable. The Purchaser may, upon written notice to and without the consent of Holdco or any Stockholder, reduce the scope of the covenants of this Section 9.1 that apply to Holdco, such Stockholder or any other Stockholder, if the Purchaser deems such reduction in scope is necessary to enforce such covenants.

(f)            Holdco and each Stockholder hereby acknowledge that Holdco’s and such Stockholder’s covenants made in this Section 9.1 are in addition to, and do not replace or amend, any non-competition covenants which may have heretofore been agreed to, or may hereafter be agreed to, with the Company or its Subsidiaries, and in the event the covenants in this Section 9.1 are in any way found unenforceable or invalid or are in any way limited or reformed, such other covenants shall not be affected thereby.

9.2          Tax Matters.

(a)           The parties agree and acknowledge that, for federal Income Tax purposes, and for purposes of any corresponding provision under state or local Income Tax law, the purchase and sale of the Shares in exchange for the Purchase Price pursuant to this Agreement shall be treated as a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code (the “Intended Tax Treatment”). Each of the parties (and each of their respective Affiliates) will prepare and file all Tax Returns in accordance with such Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation, or other proceeding with respect to Taxes.

(b)           Notwithstanding anything herein to the contrary, the Purchaser may, in its sole discretion, choose to make an election pursuant to Section 338(g) of the Code and any comparable election under state or local Laws with respect to the purchase and sale of Shares pursuant to this Agreement (collectively, the “Section 338(g) Election”). Holdco, the Company and each of the Stockholders hereby agrees to execute, file and deliver any and all required documents as may be necessary to effectuate such elections, and to file any applicable Tax Returns in a manner consistent with such Section 338(g) Elections. None of Seller or any of its Affiliates shall take, or permit others to take, any position, whether in connection with a Tax audit, a Tax Return, or otherwise, that is inconsistent with the Section 338(g) Elections unless required to do so by applicable Law. If the Section 338(g) Elections are made, the parties agree that (i) the Purchase Price and the Liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with the estimated allocation schedule attached hereto as Exhibit A (the “Allocation Schedule”) and (ii) they shall report the purchase and sale of the Shares consistent with the treatment of the purchase of the Shares as a “qualified stock purchase” and consistent with the Tax Election and shall not take any position inconsistent therewith in any Tax Return, any proceeding before any Tax Authority or otherwise. Purchaser, the Company and the Stockholders shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

(c)            In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period“), the amount of any Taxes based upon or measured by income, gain, receipts, transactions, or payroll of the Company and its Subsidiaries which relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business as of the end of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest will be deemed to terminate at such time). The amount of any Taxes of the Company other than transfer Taxes and Taxes that are based upon or measured by income, receipts, transactions, or payroll for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending as of the end of the day before the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d)            The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date.

(e)            The Purchaser, the Company and its Subsidiaries, Holdco and the Stockholders shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Section 9.2(d) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries, Holdco, and the Stockholders agree (A) to retain all material books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to each taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, upon the reasonable request of the Purchaser, the Company or any of its Subsidiaries, as applicable, shall allow the Purchaser (at the sole cost and expense of the Purchaser) to make copies of such books and records.

(f)            Purchaser, Holdco and the Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(g)            Purchaser, Holdco and the Stockholders further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

(h)            Holdco and the Stockholders shall cause all Tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries to be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(i)            All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Holdco or the applicable Stockholder when due, and Holdco or the applicable Stockholder, will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

9.3           Releases.

(a)            Effective as of the Closing, Holdco and each Stockholder (personally and as an officer, manager, director and/or employee of the Company or any Subsidiary), on Holdco’s and such Stockholder’s own behalf and on behalf of such Stockholder’s Affiliates, including without limitation derivatively, to the fullest extent legally possible, hereby completely and forever releases, waives and discharges, and shall be forever precluded from asserting, any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and Liabilities, of any kind or nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, whether or not hidden or concealed, then existing in Law, equity or otherwise, that Holdco or such Stockholder and its Affiliates, including without limitation derivatively, to the fullest extent legally possible, has, had or may have against the Purchaser, Parent, the Company, their respective Subsidiaries and their respective present or former directors, officers, employees, management, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents acting in such capacity, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Closing Date, other than (i) accrued but unpaid compensation, perquisites or other benefits due Holdco or such Stockholder as an employee of, or vendor or independent contractor to, the Company or any of its Subsidiaries, (ii) any rights under the Transaction Agreements to which Holdco and such Stockholder is entitled, or (iii) any rights of directors and officers of the Company or any of its Subsidiaries to indemnification and exculpation pursuant to the organizational documents of such Person to the extent covered by the Tail Policy. In making this waiver, each of Holdco and such Stockholder acknowledges that he may hereafter discover facts in addition to or different from those which each of Holdco and such Stockholder now believes to be true with respect to the subject matter released herein, but agrees that Holdco and each such Stockholder has taken that possibility into account in reaching this Agreement and as to which Holdco and each such Stockholder expressly assumes the risk.

(b)            Holdco and each Stockholder acknowledges that it is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Holdco and each Stockholder, being aware of California Civil Code Section 1542, hereby expressly waives any right such party or its Affiliates may have thereunder, as well as under any other statute or common law principle of similar effect.

9.4           Public Announcements. Except as required by applicable Law, no party to this agreement shall disclose the terms of or the existence hereof (except to advisors and financing sources who have a need to know or who are otherwise subject to a confidentiality restriction) without the Purchaser’s or Company’s (or Stockholder Representative’s after Closing), respectively, prior written consent.

9.5           SEC Reports. Commencing on the Closing Date and continuing until the earlier of (i) the date upon which the Holdco shall have sold all of the shares of Consideration Stock and (ii) the one-year anniversary of the later of the Closing Date, Parent shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act (reports filed in compliance with the time period specified in Rule 12b-25 promulgated under the Exchange Act shall be considered timely for this purpose), and Parent shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination; provided, however, that Parent’s failure to timely file a Current Report on Form 8-K disclosing the consummation of the Closing that contains the financial statements and required by Items 2.01 and 9.01 of such form shall not be a breach of this Section 9.5 or Section 9.6 of this Agreement.

9.6           Transfer of Shares of Consideration Stock. Certificates or electronic book-entries evidencing the Consideration Stock shall not contain any legend (including the legend set forth in Section 4.6(e) hereof): (i) while a registration statement covering the resale of such securities by Holdco or any transferees of Holdco is effective under the Securities Act, (ii) following any sale of such shares of Consideration Stock pursuant to Rule 144, or (iii) if such legend is not required or customarily included under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). Parent shall cause its counsel to promptly issue a legal opinion to Parent’s transfer agent (the “Transfer Agent”) or Holdco if required by the Transfer Agent to effect the removal of the legend hereunder in connection with the transfer of such shares of Consideration Stock, or if requested by Holdco, respectively, in each case, if such removal is permitted by the Securities Act and the rules and regulations thereunder. If a legend is not required pursuant to the foregoing, Parent shall no later than two (2) Business Days following the delivery by Holdco to Parent or the Transfer Agent (with notice to Parent) of a legended certificate representing such shares of Consideration Stock (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, if applicable), together with any other deliveries from Holdco as may be reasonably required above in this Section 9.6, as directed by Holdco, either: (A) if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit the aggregate number of shares of Consideration Stock to which Holdco shall be entitled to Holdco’s or its transferee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to Holdco or its transferee a certificate representing such shares of Consideration Stock that is free from all restrictive and other legends, registered in the name of Holdco or its transferee. Parent shall be responsible for any transfer agent fees or DTC fees with respect to any issuance of shares of Consideration Stock or the removal of any legends with respect to any shares of Consideration Stock in accordance herewith

9.7           Further Assurances. After the Closing, each party will execute and deliver such further certificates, agreements and other documents and take such other actions as another party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters; provided, however, that no party shall be required to execute an amendment hereof or to waive any of its rights or any breach hereunder.

ARTICLE X
termination

10.1          Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)            by mutual written consent of the Stockholders Representative and the Purchaser;

(b)            by either the Stockholders Representative or the Purchaser, if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any Order enjoining the Purchaser, the Company, Holdco or any Stockholder from consummating the transactions contemplated hereby is entered and such Order shall not have been vacated or stayed within thirty (30) days of the entry thereof;

(c)            by the Purchaser if (i) at any time there has been a misrepresentation, breach of warranty or breach of covenant on the part of the Company, Holdco or any Stockholder in any of the representations, warranties or covenants under this Agreement which breach is not curable, or, if curable, is not cured within ten (10) days after written notice of such breach is given to the Company; (ii) any of the conditions set forth in Section 8.1 hereof shall not have been met by December 31, 2020 or is otherwise incapable of being satisfied or (iii) a Material Adverse Effect has occurred; or

(d)            by the Company if (i) there has been a material misrepresentation, material breach of warranty or material breach of covenant on the part of the Purchaser in any of the representations, warranties or covenants under this Agreement which breach is not curable, or if curable, is not cured within ten (10) days after written notice of such breach is given to the Purchaser; or (ii) any of the conditions set forth in Section 8.2 hereof shall not have been met by December 31, 2020 or is otherwise incapable of being satisfied; or (iii) if the Closing has not occurred by December 31, 2020 for any reason; provided, however, that the right of the Purchaser under Section 10.1(c)(ii) and the right of the Company under Section 10.1(d)(ii) shall not be available to such party if such party’s breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of such transaction to occur on or before such date. The party desiring to terminate this Agreement pursuant to this Section 10.1 shall give written notice of such termination to the other party in accordance with Section 12.5 hereof.

10.2         Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 hereof, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except (i) for any liability of any party then in breach, and (ii) the agreements contained in this Section 10.2 and Article XII hereof shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing in this Section 10.2 shall relieve any party to this Agreement of liability for a willful breach of any provision of this Agreement and provided further that if it shall be judicially determined that the termination of this Agreement was caused by a willful breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party found to have willfully breached this Agreement shall be responsible for payment or reimbursement of the other parties’ costs, fees and expenses related to the negotiation, preparation and execution of this Agreement and related consents, including attorneys’ fees and expenses.

ARTICLE XI
INDEMNIFICATION

11.1         Survival or Representations, Warranties and Covenants.

(a)            Except as to (i) the representations and warranties contained in Sections 4.1 (Organization; Standing and Power), 4.2 (Authorization), 4.3 (No Conflicts), 4.4 (Ownership of Shares), 4.5 (No Brokers or Finders), 5.1 (Organization; Standing and Power), 5.2 (Authority; Enforceability), 5.3 (No Conflicts), 5.4 (Authorized and Outstanding Stock), 5.21 (No Brokers or Finders), (collectively, the “Fundamental Representations”), which shall survive the Closing and remain in effect indefinitely, (ii) the representations and warranties contained in Section 5.9 (Tax Matters) (the “Tax Representations”), which shall survive the Closing and remain in effect for sixty (60) days following the expiration of the applicable statute of limitations (taking into account any waivers or extensions thereof), and (iii) claims for indemnification related to fraud, intentional misrepresentation or a deliberate or willful breach, which shall survive the Closing and remain in effect indefinitely, the representations and warranties of the Company, Holdco and the Stockholders contained in the Transaction Agreements shall survive the Closing until the expiration of two (2) years from the Closing Date. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss asserted within such period of survival as herein provided will be timely made for purposes hereof.

(b)            Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely.

11.2         Limitations on Liability.

(a)            For purposes of this Agreement, (i) “Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) “Indemnitee” means any Person entitled to indemnification under this Agreement, (iii) “Indemnifying Party” means any Person required to provide indemnification under this Agreement, (iv) “Indemnifiable Losses” means any and all damages, losses, Liabilities, obligations, penalties, fines, amounts paid in settlement, costs and expenses, and any and all claims, demands or suits (by any Person, including without limitation any Governmental Authority), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys’ fees and expenses in connection therewith, and (v) “Third Party Claim” means any claim, demand, action or proceeding made or brought by any Person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

(b)            Notwithstanding any other provision hereof but subject to Section 11.2(d), no Indemnitee will be entitled to make a claim against an Indemnifying Party in respect of any breach of a representation or warranty under Sections 11.3(b)(i) or 11.3(c)(i) unless and until the aggregate amount of claims in respect of breaches of representations and warranties asserted for Indemnifiable Losses under 10.3(b)(i) or 10.3(c)(i), as applicable, exceeds $100,000, in which event the Indemnitee will be entitled to make a claim against the Indemnifying Party to the extent of the full amount of all Indemnifiable Losses; provided, that the limitations on Indemnifiable Losses under this Section 11.2(b) shall not apply to breaches of Fundamental Representations or the Tax Representations.

(c)            Anything to the contrary herein notwithstanding, the limitations set forth in Sections 11.2(b) shall not apply to Indemnifiable Losses related to indemnification claims under Section 11.3 arising out of, relating to or incurred as a result of fraud, intentional misrepresentation or a deliberate or willful breach.

(d)            Each of the representations and warranties that contains any “Material Adverse Effect,” “material” or similar materiality qualifications shall be read as though such qualifications were not contained therein for the purposes of determining the amount of Indemnifiable Losses to which such Indemnitee may be entitled under this Article XI.

(e)            Notwithstanding anything to the contrary in this Agreement, (i) no investigation by the Purchaser or Parent shall affect the representations and warranties of the Company, Holdco or the Stockholders under this Agreement or contained in any document, certificate or other writing furnished or to be furnished to the Purchaser or Parent in connection with the transactions contemplated hereby, and (ii) such representations and warranties shall not be affected or deemed waived by reason of the fact that the Purchaser or Parent knew or should have known that any of the same is or might be inaccurate in any respect.

(f)             in no event shall (i) the liability of any Stockholder for indemnification pursuant to Section 11.3, except for breaches of the Fundamental Representations or in the case of fraud, intentional misrepresentation or a deliberate or willful breach, exceed an amount equal to such Stockholder’s Pro Rata Amount of the Indemnity Cap or (ii) the liability of any Stockholder for indemnification under this Articles XI exceed the Stockholder’s Pro Rata Amount of the Indemnity Cap.

(g)            The Stockholders hereby agree that if, following the Closing, any claim is made under Sections 11.3(a) or 11.3(b), or otherwise becomes due from the Company or any Stockholder, in respect of any Indemnifiable Losses (a “Loss Payment”), such Stockholders shall have no rights against the Company, or any director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against the Company or any such person with respect thereto.

(h)            Each of the Stockholders hereby agrees that it will not make any claim for indemnification of D&O Indemnified Liabilities (as hereinafter defined) against the Purchaser, Parent, the Company or any of their respective Subsidiaries by reason of the fact that such Stockholder was a controlling person, director, manager, officer, stockholder, employee, agent or representative of the Company or any Subsidiary or was serving as such for another Person at the request of the Company or any Subsidiary (whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by an Indemnitee against such Stockholder under Article XI to the extent such Stockholder is finally determined to have an indemnification obligation with respect to such claim. In the event a Stockholder is finally determined to be liable for indemnification to an Indemnitee under this Article XI, such Stockholder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim, against the Purchaser, Parent, the Company, or any their respective Subsidiaries with respect to any amounts owed by such Stockholder with respect to such matter pursuant to this Article XI. For purposes hereof, “D&O Indemnified Liability” shall mean, with respect to any Person and with respect to any matter related to a claim for indemnification under this Article XI by an Indemnitee, any Indemnifiable Losses to the extent based on or arising under the directors and officers indemnification provisions of the organizational documents of the Company or its Subsidiaries as a result of the fact that such Person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity whether pertaining to any act or omission occurring or existing prior to or at the Closing and whether asserted or claimed prior to, at or after the Closing.

11.3         Indemnification.

(a)            Subject to Sections 11.1 and 11.2, Holdco and each Stockholder agrees to indemnify, defend and hold harmless Purchaser, Parent, the Company, and their respective directors, managers, officers, partners, Affiliates, employees, agents, stockholders and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

(i)            any breach (or any allegation by a third party that, if true, would constitute a breach) of representation or warranty of Holdco or a Stockholder under the terms of the Transaction Agreements; and

(ii)            any breach (or any allegation by a third party that, if true, would constitute a breach) or nonfulfillment of any agreement or covenant of the Company (to be performed prior to Closing), or Holdco or a Stockholder under the terms of the Transaction Agreements.

(b)            Subject to Sections 11.1 and 11.2, until the Closing, the Company agrees to indemnify, defend and hold harmless Purchaser, Parent, and their respective directors, officers, Affiliates, employees, agents, stockholders and representatives (the “Purchaser Indemnified Parties”) from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

(i)            any breach (or any allegation by a third party that, if true, would constitute a breach) of representation or warranty of the Company under the terms of the Transaction Agreements;

(ii)            any breach (or any allegation by a third party that, if true, would constitute a breach) or nonfulfillment of any agreement or covenant of the Company under the terms of the Transaction Agreements;

(iii)            all Taxes (or the non-payment thereof) (A) imposed on or payable by the Stockholders, including income Tax incurred in connection with the transactions contemplated by this Agreement, (B) imposed on or payable by the Company or any of its Subsidiaries for all taxable periods ending before the Closing Date and the portion through the end of the day before the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (C) imposed on or payable by the Company or any of its Subsidiaries on behalf of or with respect to any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign tax Law, and (D) imposed on the Company or any Subsidiary for any period as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to or are incurred in respect of a transaction occurring on or before the Closing Date; and

(iv)            any fees or expenses of Holdco or the Stockholders incurred in connection with the transactions set forth herein.

(c)            Purchaser agrees to indemnify, defend and hold harmless Holdco and the Stockholders, and until the Closing, the Company and their or its respective directors, officers, Affiliates, partners, employees, agents or representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

(i)            any breach of representation or warranty of the Purchaser under the terms of the Transaction Agreements; and

(ii)            any breach or nonfulfillment of any agreement or covenant of the Purchaser or Parent under the terms of the Transaction Agreements.

11.4         Defense of Claims.

(a)            If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel if: (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnitee for any Indemnifiable Losses resulting from such Third Party Claim, (ii) such Third Party Claim involves (and continues to involve) solely monetary damages; (iii) such Third Party Claim does not relate to or arise in connection with any criminal action or the Indemnitee’s relationship with any customer, supplier or employee; and (iv) the Indemnifying Party makes reasonably adequate provision to satisfy the Indemnitee of the Indemnifying Party’s ability to defend, satisfy and discharge such Third Party Claim (collectively, the “Defense Conditions”). The Indemnifying Party shall from time to time apprise the Indemnitee of the status of the Third Party Claim and shall furnish the Indemnitee with such documents and information filed or delivered in connection with such claim, Liability or expense as the Indemnitee may reasonably request.

(b)            If, within ten (10) calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 11.5(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 11.5(a) and the Defense Conditions are satisfied, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within five (5) calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter or if any of the Defense Conditions cease to be satisfied for any reason, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all costs or expenses paid or incurred in connection therewith, and Indemnitee shall have the right to compromise or settle such Third Party Claim with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). If the Defense Conditions are satisfied and the Indemnifying Party elects to assume and control the defense of a Third Party Claim as provided herein, then (i) the Indemnifying Party will not be liable for any settlement of such Third Party Claim effected without its consent, which consent will not be unreasonably withheld or delayed, and (ii) the Indemnifying Party may settle such Third Party Claim only with the consent of the Indemnitee, which consent will not unreasonably be withheld or delayed. Notwithstanding anything herein stated, the Indemnitee shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnifying Party if (i) the Indemnifying Party has failed to assume the defense within the period provided herein, (ii) there exists a conflict between the interests of the Indemnifying Party and the Indemnitee, (iii) a defense exists for the Indemnitee which is not available to the Indemnifying Party, or (iv) the employment of such counsel at the expense of the Indemnifying Party has been specifically authorized by the Indemnifying Party in writing. If the Defense Conditions are not satisfied, the Indemnitee may assume the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed); provided, that the Indemnitee will not be required to obtain any consent of the Indemnifying Party to the determination of such Third Party Claim (and will not prejudice its right to be indemnified with respect to such Third Party Claim by determining such Third Party Claim) if the Indemnifying Party is disputing in any manner its obligation to indemnify the Indemnitee in respect of such Third Party Claim.

(c)            A failure to give timely notice or to include any specified information in any notice as provided in Sections 11.5(a) or 11.5(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially damaged as a result of such failure.

(d)            The Indemnifying Party will have a period of fifteen (15) calendar days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”). If the Indemnifying Party does not so respond within such fifteen (15) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article XI and Article XII.

11.5         Payment of Indemnifiable Losses. In the event of any claim by a Purchaser Indemnified Party against Holdco or one or more of the Stockholders for indemnification under Section 11.3, a Purchaser Indemnified Party shall have the right, exercisable at the sole option of the Purchaser, to repurchase, for a price equal to $0.01 per share of Consideration Stock, a number of shares of Consideration Stock equal to (i) the amount of Indemnifiable Loss, divided by (ii) the difference of (x) $1.10, less $0.01, and, to the extent such Indemnifiable Loss is not satisfied under the preceding clause, seek payment in cash therefor, severally and not jointly, from Holdco and the Stockholders. If the Purchaser elects to satisfy an indemnity claim under Section 11.3(a) or (b) through repurchase of Consideration Stock, such Consideration Stock shall be purchased from Holdco or the Stockholders, as applicable (in the case where the Consideration Stock is purchased from the Stockholders, in proportion to each of their Pro Rata Amounts). Closing of the purchase and sale of such Consideration Stock shall occur on such Business Day as Purchaser may specify in a notice provided not less than ten (10) Business Days prior to such closing date. At the closing, Holdco or the selling Stockholder, as applicable, shall deliver good and valid title to the Consideration Stock free and clear of all Liens and subject to such reasonable and customary representations and warranties as Purchaser may request, and Holdco or the Stockholder shall deliver such additional certificates, stock powers, documents and agreements as, and in such form and substance as, Purchaser may reasonably request.

11.6       Exclusive Remedy. From and after the Closing Date, except as otherwise provided in this Agreement, the parties hereto agree that except for claims for criminal conduct or relating to fraud, intentional misrepresentation of willful misconduct and subject to the rights of the parties to seek specific performance of covenants or an injunction to prevent a violation thereof, the rights and remedies of the parties under this Article XI shall be the sole and exclusive rights and remedies of the parties with respect to the matters covered under Section 11.3.

ARTICLE XII
GENERAL PROVISIONS

12.1       Expenses. Except as otherwise provided herein (including, without limitation Article X and Article XI), all costs and expenses incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the party incurring such expenses. Specifically, Shareholders shall bear their own costs and expenses, as well as the costs and expenses of Holdco and the Company, in connection with this matter.

12.2       Amendment. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the Company, Holdco, the Purchaser, Parent and the Stockholders Representative.

12.3       Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Company, Holdco, the Stockholders Representative, Parent or the Purchaser as such waiver relates to a benefit under this Agreement. Any waiver effected pursuant to this Section 12.3 shall be binding. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies under this Agreement are in addition to all other rights and remedies, whether at law, in equity or otherwise, that any party may have against another.

12.4       Cumulative Remedies. The rights and remedies under this Agreement are cumulative and not exclusive of any other rights, remedies, powers and privileges that may be available under this Agreement or otherwise.

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12.5       Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or one (1) Business Day following timely deposit with a reputable international overnight courier with express delivery instructions at the address indicated below or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties pursuant to these provisions.

If to the Purchaser, Parent, or, following the Closing, the Company:

c/o TechPrecision Corporation
One Bella Drive

Westminster, Massachusetts 01473
Email: shena@ranor.com
Attention: Alexander Shen, Chief Executive Officer

with a copy to:

McGuireWoods LLP
500 East Pratt Street
Suite 1000
Baltimore, Maryland 21202-3169
Email: cmartin@mcguirewoods.com; bhorne@mcguirewoods.com
Attention: Cecil E. Martin, III and C. J. Berkeley Horne

If to the Company (prior to the Closing):

1931 North Broadway
Los Angeles, California 90031
Email: dpaletz@stadco.com
Attention: Douglas A. Paletz

If to the Stockholders Representative:

Douglas A. Paletz
c/o Stadco

1931 North Broadway
Los Angeles, California 90031
Email: dpaletz@stadco.com

12.6       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile and .pdf signatures to this Agreement shall be acceptable and binding. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12.7       Governing Law; Jurisdiction. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the Laws of the State of Delaware, without regard to conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court of competent jurisdiction iN THE STATE OF DELAWARE

12.8       Entire Agreement. The terms of this Agreement (including the Exhibits and Schedules hereto) and other documents and instruments referenced herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof and thereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement.

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12.9       No Third Party Rights. Other than Persons entitled to receive indemnification under Article XI and the Persons entitled to the benefits of the release set forth in Section 9.3, The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

12.10     Titles and Headings. Titles and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

12.11     Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned by the Company, Holdco, or the Stockholders (including, without limitation, an assignment by operation of law) without the prior written consent of the Purchaser, and any attempted assignment without consent shall be void. This Agreement and the rights, duties and obligations hereunder may not be assigned by the Purchaser or Parent (including, without limitation, an assignment by operation of law) without the prior written consent of the Stockholder Representative, and any attempted assignment without consent shall be void; provided, however, that Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates or to a lender as collateral for Purchaser’s obligations to such lender.

12.12     Successors and Assigns. Subject to Section 12.11, this Agreement and the provisions hereof shall be binding upon each of the parties, their permitted successors and assigns.

12.13     Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.14     Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF the Transaction Agreements OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 12.14 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 12.14 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

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12.15     Certain Interpretive Matters and Definition.

(a)            Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) “or” is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, (v) each accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP, and (vi) the word “including” and similar terms following any statement will not be construed to limit the statement to matters listed after such word or term, whether or not a phrase of nonlimitation such as “without limitation” is used. All references to “$” or dollar amounts will be to lawful currency of the United States of America.

(b)            No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

12.16     Stockholders Representative.

(a)            By virtue of the execution and delivery of this Agreement, Holdco and the Stockholders shall be deemed to have agreed to appoint Douglas A. Paletz as their Stockholders Representative. For purposes of this Agreement, the term “Stockholders Representative” shall mean the representative, true and lawful agent, proxy and attorney-in-fact of Holdco and the Stockholders for all purposes of this Agreement, with full power and authority on Holdco’s and such Stockholder’s behalf to: (i) consummate the transactions set forth herein, (ii) pay such Person’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) receive, give receipt and disburse any funds received hereunder on behalf of such Person and to holdback from disbursement any such funds to the extent it reasonably determines may be necessary, (iv) execute such further instruments as Purchaser shall reasonably request, (v) execute and deliver on behalf of such Person all documents contemplated herein and any amendment or waiver hereto, (vi) take all other actions to be taken by or on behalf of such Person in connection herewith, (vii) negotiate, settle, compromise and otherwise handle all disputes under this Agreement, (viii) waive any condition to the obligation of such Person to consummate the transactions contemplated by this Agreement, (ix) give and receive notices on behalf of such Person and (x) do each and every act and exercise any and all rights which such Person is, or Holdco and the Stockholders collectively are, permitted or required to do or exercise under this Agreement. Holdco and the Stockholders, by approving the principal terms of the transactions set forth herein and/or accepting the consideration payable to them hereunder, irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as Holdco and the Stockholders might or could do in person. Such agency may be changed by Holdco or the Stockholders from time to time upon not less than thirty (30) calendar days prior written notice to Purchaser; provided, however, that the Stockholders Representative may not be removed unless Stockholders that held at least two-thirds of the equity of Holdco prior to the Closing agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, in the event of a resignation of the Stockholders Representative or other vacancy in the position of Stockholders Representative, such vacancy may be filled by the Stockholders that held at least a majority of the equity of Holdco prior to Closing. No bond shall be required of the Stockholders Representative. After the Closing, notices or communications to or from the Stockholders Representative shall constitute notice to or from Holdco and the Stockholders.

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(b)            The Stockholders Representative shall not be liable for any act done or omitted hereunder as Stockholders Representative while acting in good faith and without gross negligence or willful misconduct. The Stockholders Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Stockholders shall indemnify the Stockholders Representative and hold the Stockholders Representative harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, Actions, fees, costs and expenses arising out of or in connection with the acceptance or administration of the Stockholders Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders Representative (“Representative Expenses”), in each case, as such Representative Expense is incurred or suffered; provided, that in the event that any such Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholders Representative, the Stockholders Representative will reimburse Holdco the amount of such indemnified Representative Expense to the extent attributable to such gross negligence or willful misconduct. A decision, act, consent or instruction of the Stockholders Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 12.2 or Section 12.3, shall constitute a decision of Holdco and the Stockholders and shall be final, conclusive and binding upon Holdco and the Stockholders; and Purchaser, Parent and their respective Affiliates (including the Company) may rely upon any such decision, act, consent or instruction of the Stockholders Representative as being the decision, act, consent or instruction of Holdco and the Stockholders. Purchaser, Parent and their respective Affiliates (including, following the Closing, the Company) are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders Representative.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed and delivered as of the date first set forth above.

PARENT:

TECHPRECISION CORPORATION, a Delaware corporation

By:	/s/ Alexander Shen
Name:	Alexander Shen
Title:	Chief Executive Officer

PURCHASER:

Stadco New Acquisition, LLC, a Delaware limited liability company

By:	/s/ Alexander Shen
Name:	Alexander Shen
Title:	Chief Executive Officer

COMPANY:

STADCO, a California corporation

By:	/s/ Douglas A. Paletz
Name:	Douglas A. Paletz
Title:	President

HOLDCO:

STADCO Acquisition, LLC, a California limited liability company

By:	/s/ Babak Parsi
Name:	Babak Parsi
Title:	President

[Signature Page to Stock Purchase Agreement]

STOCKHOLDERS:

VANGUARD ELECTRONICS COMPANY

By:	/s/ Jason Finley
Name:	Jason Finley
Title:	President & CEO

/s/ Doug Paletz
Doug Paletz

/s/ Babak Parsi
Babak Parsi

FINLEY FAMILY TRUST

By:	/s/ Ken Finley
Name:	Ken Finley
Title:	Executor

KOOKLAN, LLC

By:	/s/ Ryan Kooklan
Name:	Ryan Kooklan
Title:	Managing Member

/s/ Erica Pacheco
Erica Pacheco

AMS ADVISORS, INC.

By:	/s/ Babak Parsi
Name:	Babak Parsi
Title:	President

[Signature Page to Stock Purchase Agreement]

STOCKHOLDERS REPRESENTATIVE:

/s/ Douglas Paletz
Douglas A. Paletz, as Stockholders Representative

[Signature Page to Stock Purchase Agreement]

Annex I

Pro Rata Amounts

Stockholder	Shares of Consideration Stock to be Issued	Pro Rata Amount
Vanguard Electronics Company	227,273	22.73%
Douglas A. Paletz	90,909	9.09%
Babak Parsi	90,909	9.09%
Finley Family Trust	181,818	18.18%
Kooklan, LLC	181,818	18.18%
Erica Pacheco	181,818	18.18%
AMS Advisors, Inc.	45,455	4.55%
TOTAL	1,000,000	100%

Affiliate Indebtedness

Stockholder Creditor	Principal Indebtedness Amount	Shares of Parent
Douglas A. Paletz	$155,000	140,909
Babak Parsi	$54,000	49,091
TOTAL	$209,000	190,000

Vanguard Electronics Indebtedness

Stockholder Creditor	Principal Indebtedness Amount	Shares of Parent
Vanguard Electronics Company	$120,000	109,091